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                                                                     EXHIBIT 2.1

                                 MEMORANDUM OF
                          PURCHASE AND SALE AGREEMENT

     This MEMORANDUM OF PURCHASE AND SALE AGREEMENT (the "Agreement"), is made and entered into this 21st day of July, 1998, by and among IMCO RECYCLING INC., a Delaware corporation ("Buyer"), and each of THE MINNETTE AND JEROME ROBINSON COMMUNITY PROPERTY TRUST, a Texas trust, THE MINNETTE AND JEROME ROBINSON FOUNDATION, THE MINNETTE AND JEROME ROBINSON CHARITABLE REMAINDER TRUST, a Texas trust, M. RUSS ROBINSON, HOWARD ROBINSON AND MINDY ROBINSON BROWN, all residents of the State of Texas, (collectively, "Shareholders") the holders, presently and/or at the Closing Date, of 100% of the outstanding shares of capital stock, par value $1.00 per share, of U.S. Zinc Corporation, a Delaware corporation (the "Company").

                                  WITNESSETH:

     WHEREAS, the Board of Directors of Buyer and the Shareholders of the Company, have each approved the Contemplated Transactions, pursuant to the terms and subject to the conditions of this Agreement, whereby Buyer will purchase from Shareholders 100% of the issued and outstanding shares of common stock, par value $1.00 per share, of the Company (the "Shares"), being all of the outstanding shares of capital stock of the Company; and

     WHEREAS, Buyer, Shareholders and Principals desire to make certain representations, warranties and agreements in connection with the Contemplated Transactions (defined below);

     NOW, THEREFORE, in consideration of the mutual benefits to be derived and the representations and warranties, conditions, covenants and promises herein contained, and other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.   DEFINITIONS

     For purposes of this Agreement, the following terms have the meanings specified or referred to in this Section 1:

     "ACCOUNTANTS" has the same meaning as defined in Section 2.3.

     "ACQUIRED COMPANY OTHER BENEFIT OBLIGATION" means an Other Benefit Obligation owed, adopted, or followed by any Acquired Company or an ERISA Affiliate of any Acquired Company.

     "ACQUIRED COMPANY PLAN" means all Plans of which any Acquired Company or an ERISA Affiliate of any Acquired Company is or was a Plan Sponsor at any time within the six year period preceding the date of this Agreement, or to which any Acquired Company or an ERISA Affiliate of any Acquired Company otherwise contributes or has contributed at any

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time within the six year period preceding the date of this Agreement, or in which any Acquired Company or an ERISA Affiliate of any Acquired Company otherwise participates or has participated at any time within the six year period preceding the date of this Agreement. All references to Plans are to Company Plans unless the context requires otherwise.

     "ACQUIRED COMPANY VEBA" means a VEBA whose members include employees of any Acquired Company or any ERISA Affiliate of any Acquired Company.

     "ACQUIRED COMPANIES" means the Company and its Subsidiaries, including the New Subsidiaries, collectively.

     "APPLICABLE CONTRACT" means any Contract (a) under which any Acquired Company has acquired any rights, (b) under which any Acquired Company is subject to any obligation or liability, or (c) by which any Acquired Company or any of the assets owned or used by it is bound.

     "BALANCE SHEET" has the same meaning as defined in Section 4.4.

     "BEST EFFORTS" means the efforts that a prudent Person desirous of achieving a result would use in similar circumstances to ensure that such result is achieved as expeditiously as practicable.

     "BREACH" means a "Breach" of a representation, warranty, covenant, obligation, or other provision of this Agreement or any instrument delivered pursuant to this Agreement; a Breach will be deemed to have occurred if there is or has been (a) any inaccuracy in or breach of, or any failure to perform or comply with, such representation, warranty, covenant, obligation, or other provision, or (b) any claim (by any Person) or other occurrence or circumstance that is or was inconsistent with such representation, warranty, covenant, obligation, or other provision, and the term "Breach" means any such inaccuracy, breach, failure, claim, occurrence, or circumstance.

     "BUYER" has the same meaning as defined in the first paragraph of this Agreement.

     "BUYER COMMON STOCK" has the same meaning as defined in Section 2.2.

     "BUYER SEC REPORTS" shall have the meaning assigned to it in Section 5.7.

     "CASH COMPONENT" has the same meaning as defined in Section 2.2.

     "CLAIM" means, as asserted (a) against any specified Person, any claim, right to indemnification, demand or Proceeding made or pending against the specified Person for Damages to any other Person, or (b) by the specified Person, any claim, right to indemnification, demand or Proceeding of the Specified Person against any other Person for Damages to the specified Person.

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     "CLOSING" has the same meaning as defined in Section 2.4.

     "CLOSING DATE" means the date and time as of which the Closing actually takes place.

     "CLOSING FINANCIAL STATEMENTS" has the meaning as defined in Section 2.3.

     "COMMON STOCK" shall mean the common stock, par value $0.10 per share of IMCO Recycling Inc., a Delaware corporation.

     "COMMON STOCK WARRANT" has the meaning as defined in Section 2.2.

     "COMPANY" has the same meaning as defined in the first paragraph of this Agreement.

     "CONSENT" means any approval, consent, ratification, waiver, or other authorization (including any Governmental Authorization).

     "CONSULTING AGREEMENT" has the same meaning as defined in Section
2.5(a)(xi).

     "CONTEMPLATED TRANSACTIONS" means all of the transactions contemplated by this Agreement, including:

     (a)  the sale of the Shares by the Shareholders to Buyer;

     (b) the execution and delivery of the Earn-Out Agreement, the Employment Agreements, the Noncompetition Agreement, the Shareholders' Releases, the Consulting Agreement, the Investment Letters, the Dana Zinc Lease, the Common Stock Warrants, the Registration Rights Agreement and the Escrow Agreement;

     (c) the performance by Buyer and Principals of their respective covenants and obligations under this Agreement;

     (d) the performance by Buyer and Shareholders of their respective covenants and obligations under this Agreement;

     (e) Buyer's acquisition and ownership of the Shares and exercise of control over the Acquired Companies.

     "CONTRACT" means any agreement, contract, obligation, promise, or undertaking (whether written and whether express or implied) between any Acquired Company and any Person other than an Acquired Company that is legally binding.

     "DAMAGES" has the same meaning as defined in Section 6.2.

     "DANA ZINC FACILITY" has the same meaning as defined in Section 4.30.

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     "DANA ZINC LEASE" has the same meaning as defined in Section 2.5(a)(xvii).

     "DANA ZINC PROMISSORY NOTE" has the same meaning as defined in Section
4.30.

     "DEFINED BENEFIT PENSION PLAN" has the meaning given in ERISA (S) 3(35).

     "DISCLOSURE LETTER" means the disclosure letter delivered to Buyer in connection with this Agreement.

     "EARN-OUT AGREEMENT" has the same meaning as defined in Section
2.5(b)(vii).

     "EFFECTIVE DATE" has the meaning set forth in Section 2.1.

     "EMPLOYEE PENSION BENEFIT PLAN" has the meaning set forth in ERISA (S)3(2).

     "EMPLOYEE WELFARE BENEFIT PLAN" has the meaning set forth in ERISA (S)3(1).

     "EMPLOYMENT AGREEMENT" has the same meaning as defined in Section 2.5(a)(iii).

     "ENCUMBRANCE" means any charge, claim, community property interest, condition, equitable interest, lien, option, pledge, security interest, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income, or exercise of any other attribute of ownership.

     "ENVIRONMENT" means soil, land surface or subsurface strata, surface waters (including navigable waters, ocean waters, streams, ponds, drainage basins, and wetlands), ground waters, drinking water supply, stream sediments, ambient air (including indoor air), plant and animal life, and any other environmental medium or natural resource.

     "ENVIRONMENTAL LIABILITIES" means any cost, damages, expense (including without limitation, attorney's fees), liability, obligation, or other responsibility arising from or under Environmental Law or related common law and consisting of or relating to:

     (a) any environmental matters or conditions (including on-site or off-site contamination, occupational safety and health, and regulation of chemical substances or products);

     (b) fines, penalties, judgments, awards, settlements, legal or administrative proceedings, damages, losses, claims, demands and response, investigative, remedial, or inspection costs and expenses arising under Environmental Law;

     (c) financial responsibility under Environmental Law for cleanup costs or corrective action, including any investigation, cleanup, removal, containment, or other remediation or response actions ("Cleanup") required by applicable Environmental Law

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(whether or not such Cleanup has been required or requested by any Governmental
Body or any other Person) and for any natural resource damages; or

     (d) any other compliance, corrective, investigative, or remedial measures required under Environmental Law.

     The terms "removal," "remedial," and "response action," include the types of activities covered by the United States Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. (S) 9601 et seq., as amended ("CERCLA").

     "ENVIRONMENTAL LAW" means any Legal Requirement in effect on or prior to the Closing Date that requires or relates to:

     (a) advising appropriate authorities, employees, and the public of intended or actual releases of pollutants or hazardous substances or materials, violations of discharge limits, or other prohibitions and of the commencements of activities, such as resource extraction or construction, that could have significant impact on the Environment;

     (b) preventing or reducing to acceptable levels the release of Hazardous Materials into the Environment;

     (c) reducing the quantities, preventing the release, or minimizing the hazardous characteristics of wastes that are generated;

     (d)  the storage, handling, and use of chemicals and/or Hazardous
Materials;

     (e)  protecting resources, species, or ecological amenities;

     (f) reducing to acceptable levels the risks inherent in the transportation of hazardous substances, pollutants, oil, or other potentially harmful substances;

     (g) cleaning up Hazardous Materials that have been released, preventing the threat of release of Hazardous Materials, or paying the costs of such clean up or prevention; or

     (h) making responsible parties pay private parties, or groups of them, for damages to their health or the Environment, or permitting self-appointed representatives of the public interest to recover for injuries to public assets.

     "ERISA" means the Employee Retirement Income Security Act of 1974 or any successor law, and regulations and rules issued pursuant to that Act or any successor law.

     "ERISA AFFILIATE" means, with respect to any Acquired Company, any other Person that, together with such Acquired Company, would be, or at anytime within the last six years was treated as a single employer under IRC (S) 414.

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     "ESCROW AGREEMENT" has the same meaning as defined in Section 2.5(c).

     "ESCROW AMOUNT" and "ESCROW SHARES" have the same respective meanings as defined in Section 2.6.

     "FACILITIES" means any real property, leaseholds, or other interests currently owned or operated by any Acquired Company and any buildings, plants, structures, or equipment (including motor vehicles, tank cars, and rolling stock) currently owned or operated by any Acquired Company.

     "FAIR MARKET VALUE" means, solely for the purposes of Sections 2.2 and 2.3 of this Agreement, the average of the closing prices per share of the Buyer Common Stock as reported on The New York Stock Exchange composite tape for the twenty (20) consecutive trading days immediately preceding the date of the Letter of Intent, with such average amount being $16.7781 per share.

     "FIDUCIARY" has the meaning set forth in ERISA (S)3(21).

     "FORMER FACILITIES" means any real property, leaseholds, or other interests formerly owned or operated, but no longer owned or operated, by any Acquired Company and any buildings, plants, structures, or equipment (including motor vehicles, tank cars, and rolling stock) formerly owned or operated, but no longer owned or operated, by any Acquired Company.

     "GAAP" means generally accepted accounting principles, as utilized in the United States.

     "GOVERNMENTAL AUTHORIZATION" means any approval, consent, license, permit, waiver, or other authorization issued, granted, given, or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement.

     "GOVERNMENTAL BODY" means any:

     (a) nation, state, county, city, town, village, district, or other jurisdiction of any nature;

     (b)  federal, state, local, municipal, foreign, or other government;

     (c) governmental authority of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal);

     (d)  multi-national organization or body; or

     (e) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature.

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     "HAZARDOUS MATERIALS" means any "hazardous substance," "pollutant or contaminant," and "petroleum" and "natural gas liquids," as those terms are defined in Section 101 of CERCLA, and any other substances subject to regulation under Environmental Law, including without limitation, polychlorinated byphenyls, lead paint, asbestos, and radioactive materials.

     "INTELLECTUAL PROPERTY ASSETS" has the same meaning as defined in Section 4.21.

     "INTERIM BALANCE SHEET" has the same meaning as defined in Section 4.4.

     "INVESTMENT LETTERS" has the same meaning as defined in Section
2.5(a)(viii).

     "IRC" means the Internal Revenue Code of 1986 or any successor law, and regulations issued by the IRS pursuant to the Internal Revenue Code or any successor law.

     "IRS" means the United States Internal Revenue Service or any successor agency, and, to the extent relevant, the United States Department of the Treasury.

     "KNOWLEDGE" means an individual will be deemed to have "Knowledge" of a particular fact or other matter if:

     (a)  such individual is actually aware of such fact or other matter; or

     (b) a prudent individual could be expected to discover or otherwise become aware of such fact or other matter in the course of conducting a reasonably comprehensive investigation concerning the existence of such fact or other matter.

     A Person (other than an individual) will be deemed to have "Knowledge" of a particular fact or other matter if any individual who is serving as a director, executive officer, partner, executor, or trustee of such Person (or in any similar capacity) has Knowledge of such fact or other matter.

     "LEGAL REQUIREMENT" means any federal, state, local, municipal, foreign, international, multinational, or other administrative order, constitution, law, ordinance, principle of common law, regulation, statute, or treaty.

     "LETTER OF INTENT" shall mean that certain Letter of Intent, dated April 13, 1998, by and among Buyer and Shareholders.

     "MATERIAL ADVERSE EFFECT" means any change in or effect on the referenced entity that is or will be materially adverse to the financial condition, businesses, assets or liabilities of such entity and its subsidiaries taken as a whole, but shall not include the effects of changes that are generally applicable to the entity's industry or the United States economy generally.

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     "MULTIEMPLOYER PLAN" has the meaning set forth in ERISA (S)3(37).

     "NET WORKING CAPITAL" means, for purposes of Section 2.3(a) of this Agreement, the amount by which the consolidated current assets exceed the consolidated current liabilities of the Company and its Subsidiaries (including the New Subsidiaries) (for this purpose, current assets shall exclude the Dana Zinc Promissory Note and current liabilities shall be deemed to include both short-term and long-term portions of the indebtedness outstanding under the Company's working capital revolving line of credit pursuant to that certain Amended and Restated Credit Agreement dated as of April 30, 1995, as amended, by and among U.S. Zinc Corporation, NationsBank of Texas, N.A. and the other Banks signatory thereto) as determined by reference to the consolidated balance sheet of the Company and its Subsidiaries (including the New Subsidiaries) prepared pursuant to Section 2.3(d) in accordance with GAAP consistently applied.

     "NET WORTH" means, for purposes of Section 2.3(c) hereof, the consolidated total assets minus the consolidated total liabilities of the Company and its Subsidiaries (including the New Subsidiaries) on the date specified, as determined by reference to the consolidated balance sheet thereof prepared pursuant to Section 2.3(d) in accordance with GAAP consistently applied.

     "NEW SUBSIDIARIES" means MetalChem, Inc., a Pennsylvania corporation and Western Zinc Corporation, a California corporation.

     "NONCOMPETITION AGREEMENT" has the same meaning as defined in Section 2.5(a)(v).

     "NYSE" means The New York Stock Exchange, Inc.

     "OCCUPATIONAL SAFETY AND HEALTH LAW" means any Legal Requirement designed to provide safe and healthful working conditions and to reduce occupational safety and health hazards, and any program, whether governmental or private (including those promulgated or sponsored by industry associations and insurance companies), designed to provide safe and healthful working conditions.

     "ORDER" means any award, decision, injunction, judgment, order, ruling, subpoena, or verdict entered, issued, made, or rendered by any court or administrative agency or by any arbitrator.

     "ORDINARY COURSE OF BUSINESS" means an action taken by a Person will be deemed to have been taken in the "Ordinary Course of Business" only if such action is consistent with the past practices of such Person and is taken in the ordinary course of the normal day-to-day operations of such Person, and such action is not required to be authorized by the board of directors of such Person (or by any Person or group of Persons exercising similar authority).

     "ORGANIZATIONAL DOCUMENTS" means (a) the articles or certificate of incorporation and the bylaws of a corporation; (b) the partnership agreement and any statement of

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partnership of a general partnership; (c) the limited partnership agreement and the certificate of limited partnership of a limited partnership; (d) the certificate of formation and the operating or members' agreement (or their substantial equivalents) of a limited liability company; (e) any charter or similar document adopted or filed in connection with the creation, formation, or organization of a Person; and (f) any amendment to any of the foregoing.

     "OTHER BENEFIT OBLIGATIONS" means all obligations, arrangements, or customary practices to provide benefits, other than salary, as compensation for services rendered, to present or former directors, employees, or agents, other than obligations, arrangements, and practices that are Plans. Other Benefit Obligations include consulting agreements under which the compensation paid does not depend upon the amount of service rendered, sabbatical policies, severance payment policies, and fringe benefits within the meaning of IRC (S) 132.

     "PERSON" means any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, or other entity or Governmental Body.

     "PBGC" means the Pension Benefit Guaranty Corporation, or any successor thereto.

     "PENSION PLAN" has the meaning given in ERISA (S) 3(2)(A).

     "PLAN" has the meaning given in ERISA (S) 3(3).

     "PLAN SPONSOR" has the meaning given in ERISA (S) 3(16)(B).

     "PRINCIPALS" means Jerome Robinson, M. Russ Robinson and Howard Robinson.

     "PRIVATE PLACEMENT MEMORANDUM" means that certain private placement memorandum of Buyer, dated July 16, 1998, delivered to Shareholders, including all attachments thereto.

     "PROCEEDING" means any action, arbitration, audit, hearing, investigation, litigation, or suit (whether civil, criminal, administrative, investigative, or informal) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Body or arbitrator.

     "PURCHASE PRICE" has the same meaning as defined in Section 2.2.

     "QUALIFIED PLAN" means any Plan that meets or purports to meet the requirements of IRC (S) 401(a).

     "RBI" means Robinson Brown Investments, L.L.C., a Texas limited liability company, as defined in Section 2.5(a)(xvii).

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     "REGISTRATION RIGHTS AGREEMENT" has the same meaning as defined in Section
2.5(b)(v).

     "RELATED PERSON" with respect to a particular individual means:

     (a)  each other member of such individual's Family;

     (b) any Person that is directly or indirectly controlled by such individual or one or more members of such individual's Family;

     (c) any Person in which such individual or members of such individual's Family hold (individually or in the aggregate) a Material Interest; and

     (d) any Person with respect to which such individual or one or more members of such individual's Family serves as a director, officer, partner, executor, or trustee (or in a similar capacity).

     With respect to a specified Person other than an individual means:

     (u) any Person that directly or indirectly controls, is directly or indirectly controlled by, or is directly or indirectly under common control with such specified Person;

     (v)  any Person that holds a Material Interest in such specified Person;

     (w) each Person that serves as a director, officer, partner, executor, or trustee of such specified Person (or in a similar capacity);

     (x)  any Person in which such specified Person holds a Material Interest;

     (y) any Person which is a limited partnership with respect to which such specified Person serves as a general partner (or in a similar capacity); and

     (z)  any Related Person of any individual described in clause (v) or (w).

     For purposes of this definition, (m) the "Family" of an individual includes
(i) the individual, (ii) the individual's spouse, (iii) any other natural person who is related to the individual or the individual's spouse within the second degree, and (iv) any other natural person who resides with such individual, and
(n) "Material Interest" means direct or indirect beneficial ownership (as defined in Rule 13d-3 under the Securities Exchange Act of 1934) of voting securities or other voting interests representing at least 10% of the outstanding voting power of a Person or equity securities or other equity interests representing at least 10% of the outstanding equity securities or equity interests in a Person.

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     "RELEASE" means any spilling, leaking, emitting, discharging, depositing, escaping, leaching, dumping, or other releasing into the Environment, whether intentional or unintentional.

     "REPRESENTATIVE" with respect to a particular Person, means any director, executive officer, employee, agent, consultant, advisor, or other representative of such Person, including legal counsel, accountants, and financial advisors.

     "SEC" shall mean the Securities and Exchange Commission.

     "SECURITIES ACT" means the Securities Act of 1933 or any successor law, and regulations and rules issued pursuant to that Act or any successor law.

     "SHAREHOLDERS" has the same meaning as defined in the first paragraph of this Agreement.

     "SHAREHOLDERS' RELEASES" has the same meaning as defined in Section 2.5(a)(ii).

     "SHAREHOLDERS' REPRESENTATIVE" has the same  meaning as defined in Section
7.

     "SHARES" has the same meaning as defined in the Recitals of this Agreement.

     "SUBSIDIARY" with respect to any Person (the "Owner"), means any corporation or other Person of which securities or other interests having the power to elect a majority of that corporation's or other Person's board of directors or similar governing body, or otherwise having the power to direct the business and policies of that corporation or other Person (other than securities or other interests having such power only upon the happening of a contingency that has not occurred) are held by the Owner or one or more of its Subsidiaries. Where the context requires, the term "Subsidiary" or "Subsidiaries" shall also include "Future Subsidiary" and "New Subsidiaries," respectively.

     "TAX RETURN" means any return (including any information return), report, statement, schedule, notice, form, or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection, or payment of any Tax or in connection with the administration, implementation, or enforcement of or compliance with any Legal Requirement relating to any Tax.

     "THREATENED" means a claim, Proceeding, dispute, action, or other matter will be deemed to have been "Threatened" if any demand or statement has been made or any notice has been given, or if any other event has occurred or any other circumstances exist, that would lead a prudent Person to conclude that such a claim, Proceeding, dispute, action, or other matter is likely to be asserted, commenced, taken, or otherwise pursued in the future.

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     "TITLE IV PLANS" means all Pension Plans that are subject to Title IV of
ERISA, 29 U.S.C. (S) 1301 et seq., other than Multiemployer Plans.

     "VEBA" means a voluntary employees' beneficiary association under IRC (S) 501(c)(9).

     "WARRANT TRANSFER AGREEMENTS" has the same meaning as defined in Section 2.5(a)(x).

     "WELFARE PLAN" has the meaning given in ERISA (S) 3(l).

     "ZINC-RELATED OPERATIONS" means any other present or future business and operations of Buyer and its Subsidiaries (including that of Interamerican Zinc, Inc., a Subsidiary of Buyer) engaged principally in the business of recycling, processing and selling zinc and derivative products therefrom.

2.   SALE AND TRANSFER OF SHARES; CLOSING

     2.1 PURCHASE. Effective as of 12:01 a.m., July 1, 1998 (such time and date herein referred to as the "Effective Date"), subject to the terms and conditions of this Agreement, at the Closing contemporaneously with the execution and delivery hereof, the Shareholders have sold and transferred (and do hereby sell and transfer) the Shares to Buyer, and Buyer hereby acknowledges receipt of the Shares from Shareholders in exchange for the consideration set forth in Section 2.2 below. The parties hereto acknowledge and agree that since July 1, 1998, the business and operations of the Company and its Subsidiaries (including the New Subsidiaries), but giving effect to the sale of the Dana Zinc Facility as described in Section 4.30 hereof, have been conducted for the account and benefit of Buyer and that the Contemplated Transactions shall be accounted for as having been consummated as of July 1, 1998.

     2.2 PURCHASE PRICE. The consideration (the "Purchase Price") for the Shares is payable as follows:

     (a) the Buyer shall pay to the Shareholders, by cashier's check or in other immediately available funds, the aggregate sum of $46,500,000, allocated among the Shareholders in proportion to their respective holdings of Shares immediately prior to Closing as set forth on Schedule A to this Agreement ("Cash Component");

     (b) Buyer shall issue to Shareholders, in a transaction exempt from registration under applicable federal and state securities laws, 298,010 shares of Buyer's common stock, par value $0.10 per share ("Buyer Common Stock"), subject to adjustment as provided in Sections 2.6 and 2.3, allocated among the Shareholders in proportion to their respective holdings of Shares immediately prior to Closing as set forth on Schedule A to this Agreement; and

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     (c)  Buyer shall issue to Shareholders, in a transaction exempt from registration under applicable federal and state securities laws, warrants (the "Common Stock Warrants") to purchase, in the aggregate, up to 1,500,000 shares of Buyer Common Stock allocated among the Shareholders in proportion to their respective holdings of Shares immediately prior to the Closing as set forth on Schedule A to this Agreement, which form of Common Stock Warrant shall be substantially in the form of Exhibit 2.2(c) attached hereto.

     2.3  ADJUSTMENTS TO PURCHASE PRICE.  The Purchase Price specified in
Section 2.2 shall be adjusted as follows:

     (a) In the event that Net Working Capital is less than $5,000,000 as of the Effective Date, then the amount of the Cash Component to be paid to Shareholders as described in Section 2.2(a) herein, shall be reduced by an amount (if any) equal to the difference between $5,000,000 and the Net Working Capital as of the Effective Date.

     (b) The amount of the Cash Component specified in Section 2.2(a) herein, shall be (i) reduced by an amount equal to the amount by which the aggregate amount of all bonuses (as determined on an assumed 38% tax-effected basis for all bonus amounts) paid and to be paid, in a lump sum or on a deferred payment or installment payment basis, to any and all employees of the Acquired Companies who are eligible to receive bonuses in the event of a "change in control" of any Acquired Company pursuant to the Company's Change of Control Bonus Plan, exceeds $1,000,000, or (ii) increased by an amount equal to the amount by which $1,000,000 exceeds the aggregate amount of all bonuses (as determined in the manner set forth above in clause (i) of this Section 2.3(b)) paid and to be paid, to any and all employees of the Acquired Companies who are eligible to receive bonuses in the event of a "change in control" of any Acquired Company pursuant to the Company's Change of Control Bonus Plan, as the case may be.

     (c) In the event the Net Worth is less than $17,000,000 as of the Closing Date, then the amount of the Cash Component to be paid to Shareholders as described in Section 2.2(a) herein shall be reduced by an amount (if any) equal to the difference between $17,000,000 and the Net Worth as of the Effective Date.

     (d) Buyer, at its sole expense, will cause its designated independent certified public accountants, to conduct a review of and issue a review report concerning the consolidated combined financial statements ("Closing Financial Statements") of the Company and its Subsidiaries (including the New Subsidiaries) as of the Effective Date and for the period from January 1, 1998 through the Effective Date. Such Closing Financial Statements shall reflect any audit or post-audit adjustments resulting from the addition of the New Subsidiaries and the completion of audited consolidated, combined financial statements of the Acquired Companies (including the New Subsidiaries) as of and for the year ended December 31, 1997. Buyer will deliver the Closing Financial Statements to Shareholders within thirty (30) days after the Closing Date. If within thirty days following delivery of the Closing Financial Statements, Shareholders' Representative have not given Buyer notice of any objection to the Closing Financial Statements (such notice must contain a statement of the basis of

Shareholders' Representative's objection), then the consolidated Net Working Capital, Net Worth, bonuses and after-tax net income reflected in or derived from the Closing Financial Statements will be used in computing the adjustments to the Purchase Price. If Shareholders' Representative gives such notice of objection, then the issues in dispute will be submitted to PricewaterhouseCoopers LLP, certified public accountants (the "Accountants"), for resolution. If issues in dispute are submitted to the Accountants for resolution, (i) each party will furnish to the Accountants such work papers and other documents and information relating to the disputed issues as the Accountants may request and are available to that party or its Subsidiaries (or its independent public accountants), and will be afforded the opportunity to present to the Accountants any material relating to the determination and to discuss the determination with the Accountants; (ii) the determination by the Accountants, as set forth in a notice delivered to both parties by the Accountants, will be binding and conclusive on the parties; and (iii) Buyer and the Shareholders will each bear 50% of the fees of the Accountants for such determination.

     (e) Not later than the tenth business day following the final determination of the adjustments to the Purchase Price specified in Sections 2.3(a) through 2.3(d), if any, (i) to the extent the amount determined in 2.3(b)(ii) exceeds the other purchase price adjustments of this Section 2.3, Buyer will pay the net aggregate amount of such adjustments to Shareholders by delivering to Shareholders' Representative a cashier's check or other immediately available funds in an amount equal to the net aggregate purchase price adjustments determined pursuant to Sections 2.3(a) through 2.3(d), or (ii) to the extent the net aggregate amount of the Purchase Price adjustments set forth in this Section 2.3 results in a net reduction in the Cash Component of the Purchase Price, the Shareholders will pay the net aggregate amount of such adjustments to Buyer by delivering to Buyer a cashier's check or other immediately available funds in an amount equal to the net aggregate purchase price adjustments determined pursuant to Sections 2.3(a) through 2.3(d).

     2.4 CLOSING. The purchase and sale (the "Closing") provided for in this Agreement will take place at the offices of Haynes and Boone, L.L.P., 1000 Louisiana Street, Suite 4300, Houston, Texas 77002, at 10:00 a.m. (local time)
on the date hereof.   Failure to consummate the purchase and sale provided for
in this Agreement on the date and time and at the place determined pursuant to this Section 2.4 will not result in the termination of this Agreement and will not relieve any party of any obligation under this Agreement.

     2.5  CLOSING OBLIGATIONS.  At the Closing:

     (a) The Shareholders and the Principals shall, and shall cause their affiliates to, deliver to Buyer:

          (i) certificates representing the Shares, duly endorsed (or accompanied by duly executed stock powers);

          (ii) releases in the form of Exhibit 2.5(a)(ii) executed by each of the Shareholders (collectively "Shareholders' Releases");

          (iii) employment agreements in the form of Exhibit 2.5(a)(iii), executed by each of M. Russ Robinson and Howard Robinson (together with the employment agreement referred to in Section 2.5(a)(iv), "Employment Agreements");

          (iv) employment agreement in the form of Exhibit 2.5(a)(iv) executed by Stephen N. Brown.

          (v) noncompetition agreement in the form of Exhibit 2.5(a)(v) executed by Mindy Robinson Brown (the "Noncompetition Agreement");

          (vi)    [Reserved];

          (vii)   the Disclosure Letter, executed by each Shareholder;

          (viii) investment letters in the form of Exhibit 2.5(a)(viii) executed by each of the Shareholders (collectively, the "Investment Letters");

          (ix) each of the Consents identified in Part 4.2 of the Disclosure Letter;

          (x) agreements relating to the transferability of the Common Stock Warrants, executed by each of the Shareholders in the form of Exhibit 2.5(a)(x) (the "Warrant Transfer Agreements");

          (xi) a Consulting Agreement executed by Jerome Robinson in the form of Exhibit 2.5(a)(xi) (the "Consulting Agreement");

          (xii) an opinion of Fulbright & Jaworski L.L.P., counsel to the Company, dated the Closing Date, in the form of Exhibit 2.5(a)(xii);

          (xiii) an opinion of Dvosha G. Roscoe, General Counsel of the Company, dated the Closing Date, in the form of Exhibit 2.5(a)(xiii);

          (xiv) estoppel certificates executed on behalf of each lessor currently leasing real property to any Acquired Company, each in the form of Exhibit 2.5(a)(xiv);

          (xv) written resignations of all of the officers and directors of the Acquired Companies effective as of the Closing Date who, as indicated by Buyer, will not continue in such capacities following the Closing, and signature cards for all banking, deposit and checking accounts of any Acquired Company to reflect new signatories thereon;

          (xvi) a cashier's check, or other immediately available funds, in an aggregate amount equal to $500,000, payable to Gulf Reduction Corporation in payment and complete satisfaction of the Dana Zinc Promissory Note as described in
     Section 4.30 herein;

          (xvii) a real property lease, in the form of Exhibit 2.5(a)(xvii), by and between Robinson Brown Investments, L.L.C., a Texas limited liability corporation ("RBI"), and Gulf Reduction Corporation (the "Dana Zinc Lease"), as further described in Section 4.30 hereof;

          (xviii) consolidated audited financial statements of the Acquired Companies (excluding the New Subsidiaries) for the year ended and as of December 31, 1997; and

          (xix) Affidavits of Spouses, executed by the spouse of each Shareholder, each in the form of Exhibit 2.5(a)(xix).

     (b)  Buyer will deliver to the Shareholders:

          (i) cashier's checks or other immediately available funds in an aggregate amount equal to the Cash Component, as specified in Section 2.2(a), payable to the order of the Shareholders in proportion to their percentage ownership as specified on Schedule A hereto;

          (ii) certificates representing the shares of Buyer Common Stock, as specified in Section 2.2(b) less the number of shares set forth in Sections
     2.6 and 2.3(b), registered in the names of the respective Shareholders in proportion to their percentage ownership as specified on Schedule A hereto;

          (iii)   the Common Stock Warrants, each executed by Buyer;

          (iv)    [Reserved];

          (v) the registration rights agreement in the form of Exhibit 2.5(b)(v) executed by Buyer (the "Registration Rights Agreement");

          (vi) an opinion of Haynes and Boone, L.L.P., counsel to the Buyer, in the form of Exhibit 2.5(b)(vi);

          (vii) the Earn-Out Agreement in the form of Exhibit 2.5(b)(vii) executed by Buyer (the "Earn-Out Agreement");

          (viii)  the Employment Agreements executed by the Company;

          (ix)    the Consulting Agreement executed by the Company;

          (x)     the Warrant Transfer Agreements executed by Buyer;

          (xi)    the Dana Zinc Lease, executed by Gulf Reduction Corporation;
     and

          (xii) the original Dana Zinc Promissory Note, to be marked paid in full and delivered to RBI upon payment of the amounts specified in Section 2.5(a)(xvi).

     (c) Buyer and Shareholders will also execute and deliver an escrow agreement in the form of Exhibit 2.5(c) (the "Escrow Agreement") with NationsBank, N.A., as escrow agent.

     (d) Buyer shall have caused the shares of Buyer's Common Stock issued pursuant to Section 2.2 and to be issued upon exercise of the Common Stock Warrants to be duly listed for trading on the NYSE and approved for listing upon official notice of issuance.

     2.6 DELIVERY OF ESCROW SHARES. At the Closing, 238,406 shares of Buyer's Common Stock (the "Escrow Shares" or the "Escrow Amount") described in Section
2.2 will be deposited with NationsBank, N.A., who will act as escrow agent pursuant to the Escrow Agreement. The Escrow Amount shall be the only amounts and source of funds available to satisfy any claims made by Buyer for indemnification under Section 10 of this Agreement.

3.   REPRESENTATIONS AND WARRANTIES OF SHAREHOLDERS

     The Shareholders severally represent and warrant to Buyer, as to such Shareholder only, as follows:

     3.1  AUTHORITY; NO CONFLICT

     (a) This Agreement constitutes the legal, valid and binding obligation of such Shareholder, enforceable against such Shareholder in accordance with its terms.

     (b) Except as set forth in Part 4.2 of the Disclosure Letter, such Shareholder is not nor will he or she be required to give any notice to or obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.

     (c) Such Shareholder is acquiring the shares of Buyer Common Stock issuable pursuant hereto for his or her own account and not with a view to their resale or distribution within the meaning of Section 2(11) of the Securities Act. Such Shareholder is an "accredited investor" as such term is defined in Rule 501(a) under the Securities Act. Prior to the date of this Agreement, such Shareholder has received a copy of the Private Placement Memorandum and has had an adequate opportunity to review and understand the Private Placement Memorandum.

     (d) Such Shareholder is or will be on the Closing Date the record and beneficial owners of all of the Shares, free and clear of all Encumbrances, as shown on Schedule A attached hereto as owned by him or it. Each Shareholder who is an individual owns his or her shares as his or her sole separate property, and such shareholder's spouse has no ownership or property interest in such shares, community or otherwise, either as a result of the community property laws of any State or otherwise.

     3.2 BROKERS OR FINDERS. Except for fees payable by such Shareholder to NationsBank Montgomery Securities, Inc., such Shareholder and its agents have incurred no obligation or liability, contingent or otherwise, for brokerage or finders' fees or agents' commissions or other similar payment in connection with this Agreement and such Shareholder will jointly and severally indemnify and hold Buyer harmless from any such payment alleged to be due by or through such Shareholder or the Company as a result of the action by such Shareholder or the Company or its officers and agents.

4.   REPRESENTATIONS AND WARRANTIES OF PRINCIPALS

     Each of the Principals represents and warrants to Buyer as follows:

     4.1 ORGANIZATION AND GOOD STANDING. Each Acquired Company is a corporation duly organized, validly existing, and in good standing under the laws of the State or other jurisdiction of its incorporation or organization, with full corporate power and authority to conduct its business as it is now being conducted, to own or use the properties and assets that it purports to own or use, and to perform all its obligations under Applicable Contracts. Part 4.1 of the Disclosure Letter contains a list of the other jurisdictions in which each Acquired Company is authorized to transact business and its capitalization (including the identity of each stockholder and the number of shares held by each). Each Acquired Company is duly qualified to transact business as a foreign corporation and is in good standing under the laws of each state or other jurisdiction in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, requires such qualification, except with respect to states or jurisdictions with regard to which the failure to be so qualified would not have a Material Adverse Effect.

     4.2  AUTHORITY; NO CONFLICT.

     (a) This Agreement constitutes the legal, valid, and binding obligation of the Shareholders, enforceable against the Shareholders in accordance with its terms. Upon the execution and delivery by the appropriate Shareholders of the Employment Agreements, the Noncompetition Agreement, the Escrow Agreement, the Shareholders' Releases, the Warrant Transfer Agreements, the Registration Rights Agreement, the Earn-Out Agreement and the Consulting Agreement (collectively, the "Shareholders' Closing Documents"), the Shareholders' Closing Documents will constitute the legal, valid, and binding obligations of Shareholders, enforceable against Shareholders in accordance with their respective terms.

     (b) Except as set forth in Part 4.2 of the Disclosure Letter, neither the execution and delivery of this Agreement nor the consummation or performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time):

          (i) contravene, conflict with, or result in a violation of (A) any provision of the Organizational Documents of any of the Acquired Companies, or (B) any resolution adopted by the board of directors or the stockholders of any Acquired Company;

          (ii) contravene, conflict with, or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the Contemplated Transactions or to exercise any remedy or obtain any relief under, any Legal Requirement or any Order to which any Acquired Company or Shareholders, or any of the assets owned or used by any Acquired Company, may be subject;

          (iii) contravene, conflict with, or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate, or modify, any Governmental Authorization that is held by any Acquired Company or that otherwise relates to the business of, or any of the assets owned or used by, any Acquired Company;

          (iv) cause Buyer or any Acquired Company to become subject to, or to become liable for the payment of, any Tax (other than income and other Taxes following the Closing, but not income taxes payable by the Shareholders with respect to the sale of their shares);

          (v) cause any of the assets owned by any Acquired Company to be reassessed or revalued by any taxing authority or other Governmental Body;

          (vi) contravene, conflict with, or result in a violation or breach of any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any Applicable Contract; or

          (vii) result in the imposition or creation of any Encumbrance upon or with respect to any of the assets owned or used by any Acquired Company.

     Except as set forth in Part 4.2 of the Disclosure Letter, no Seller or Acquired Company is or will be required to give any notice or obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.

     4.3 CAPITALIZATION. The authorized equity securities of the Company consist of 3,000 shares of common stock, par value $1.00 per share, of which 2,000 shares are issued and outstanding and constitute the Shares. All of the outstanding equity securities and other securities of each Acquired Company are owned of record and beneficially by one or more of the Acquired Companies, free and clear of all Encumbrances. No legend or other reference to any purported Encumbrance appears upon any certificate representing equity securities of any Acquired Company. All of the outstanding equity securities of each Acquired Company have been duly authorized and validly issued and are fully paid and nonassessable. There are no Contracts relating to the issuance, sale, or transfer of any equity securities or other securities of any Acquired Company. None of the outstanding equity securities or other securities of any Acquired Company was issued in violation of the Securities Act or any other Legal Requirement. No Acquired Company is a party to any Contract to acquire, any equity securities or other securities of any Person or any direct or indirect equity or ownership interest in any other business and is not a party to any joint venture, teaming agreement, partnership or similar entity or enterprise.

     4.4  FINANCIAL STATEMENTS; NO UNDISCLOSED LIABILITIES.

     (a) Principals have delivered to Buyer: (i) audited consolidated balance sheets of the Acquired Companies (other than MetalChem, Inc. and Western Zinc Corporation) as of December 31 in each of the years 1994 through 1996, and the related audited statements of income, changes in stockholders' equity, and cash flow for each of the fiscal years then ended, together with the report thereon of Deloitte & Touche L.L.P., independent certified public accountants, (ii) an audited consolidated balance sheet of the Acquired Companies (excluding the New Subsidiaries) as of December 31, 1997 (including the notes thereto, the "Balance Sheet"), and the related statements of income, changes in stockholders' equity, and cash flow for the fiscal year then ended, together with the report thereon of Deloitte & Touche L.L.P., independent certified public accountants, and (iii) an unaudited consolidated combined balance sheet of the Acquired Companies (including the New Subsidiaries) as of May 31, 1998 (the "Interim Balance Sheet"), and the related unaudited statements of income, changes in stockholders' equity, and cash flow for the five months then ended, including in each case where applicable, the notes thereto. Such financial statements and notes fairly present the financial condition and the results of operations, changes in stockholders' equity, and cash flow of the Company and its Subsidiaries as of the respective dates of and for the periods referred to in such financial statements, all in accordance with GAAP, subject, in the case of interim financial statements, to normal recurring year-end adjustments (the effect of which will not, individually or in the aggregate, be materially adverse) and the absence of notes (that, if presented, would not differ materially from those included in the Balance Sheet); the financial statements referred to in this Section 4.4 reflect the consistent application of such accounting principles throughout the periods involved.

     (b) Except as set forth in the Disclosure Letter, to the Principals' knowledge, none of the Acquired Companies has any liabilities or obligations (in an amount, singly or in the aggregate, of more than $100,000) except for liabilities or obligations reflected or reserved against in the Balance Sheet or the Interim Balance Sheet and liabilities incurred in the Ordinary Course of Business since the respective dates thereof.

     4.5 BOOKS AND RECORDS. The books of account, minute books, stock record books, and other records of the Acquired Companies have been provided to Buyer and are complete. All of those books and records are in the possession of the Acquired Companies.

     4.6  TITLE TO PROPERTIES; ENCUMBRANCES.

     (a) Part 4.6 of the Disclosure Letter contains a list of all real property, leaseholds, or other interests therein owned by any Acquired Company. Principals have delivered or made available to Buyer copies of the deeds and other instruments (as recorded) by which the Acquired Companies acquired such real property and interests, and copies of all title insurance policies, opinions, abstracts, and surveys in the possession of Principals or the Acquired Companies and relating to such property or interests. The Acquired Companies own (with good and indefeasible title in the case of real property, subject only to the matters permitted by Section 4.6(b)) all the properties and assets (whether real, personal, or mixed and whether tangible or intangible) that they purport to own, including all of the properties and assets reflected in the Balance Sheet and the Interim Balance Sheet (except for assets held under capitalized leases disclosed or not required to be disclosed in Part 4.6 of the Disclosure Letter and personal property sold since the date of the Balance Sheet and the Interim Balance Sheet, as the case may be, in the Ordinary Course of Business), and all of the properties and assets purchased or otherwise acquired by the Acquired Companies since the date of the Balance Sheet (except for personal property acquired and sold since the date of the Balance Sheet in the Ordinary Course of Business and consistent with past practice).

     (b) All material properties and assets reflected in the Balance Sheet and the Interim Balance Sheet are free and clear of all Encumbrances and are not, in the case of real property, subject to any rights of way, building use restrictions, exceptions, variances, reservations, or limitations of any nature except, with respect to all such properties and assets, (a) mortgages or security interests shown on the Balance Sheet or the Interim Balance Sheet as securing specified liabilities or obligations, with respect to which no default (or event that, with notice or lapse of time or both, would constitute a default) exists, (b) mortgages or security interests incurred in connection with the purchase of property or assets after the date of the Interim Balance Sheet (such mortgages and security interests being limited to the property or assets so acquired), with respect to which no default (or event that, with notice or lapse of time or both, would constitute a default) exists, (c) liens for current taxes not yet due, and (d) with respect to real property, (i) minor imperfections of title, if any, none of which is substantial in amount, materially detracts from the value or impairs the use of the property subject thereto, or impairs the operations of any Acquired Company, and (ii) zoning laws and other land use restrictions that do not impair the present or anticipated use of the property subject thereto.

     4.7 CONDITION AND SUFFICIENCY OF ASSETS. Except as set forth on Part 4.7 of the Disclosure Letter, the buildings, plants, structures, and equipment of the Acquired Companies are structurally sound, are maintained in a reasonable state of repair, and are adequate for the uses to which they are being put, and none of such buildings, plants, structures, or equipment is in need of maintenance or repairs except for ordinary, routine maintenance and repairs.

     4.8 ACCOUNTS RECEIVABLE. All accounts receivable of the Acquired Companies that are reflected on the Balance Sheet or the Interim Balance Sheet or on the accounting records of the Acquired Companies as of the Closing Date (collectively, the "Accounts Receivable") represent or will represent valid receivables arising from sales actually made or services actually performed in the Ordinary Course of Business and will be collected in accordance with their terms at their recorded amounts, subject only to a $175,000 allowance for doubtful accounts as of the Effective Date. Except as set forth on Part 4.8 of the Disclosure Letter, there is no contest, claim, or right of set-off, other than returns in the Ordinary Course of Business, under any Contract with any obligor of an Accounts Receivable relating to the amount or validity of such Accounts Receivable. Part 4.8 of the Disclosure Letter contains a list of all Accounts Receivable as of the date of the Interim Balance Sheet, which list sets forth the aging of such Accounts Receivable.

     4.9 INVENTORY. All inventory of the Acquired Companies, whether or not reflected in the Balance Sheet or the Interim Balance Sheet, consists of a quality and quantity usable and salable in the Ordinary Course of Business, except for obsolete items and items of below-standard quality, all of which have been written off or written down to net realizable value in the Balance Sheet or the Interim Balance Sheet or on the accounting records of the Company as of the Closing Date, as the case may be. All inventories set forth on the Balance Sheet not written off have been priced at the lower of cost or market on a last in, first out basis. The quantities of each item of inventory (whether raw materials, work-in-process, or finished goods) are not excessive, but are reasonable in the present circumstances of the Acquired Companies.

     4.10 TAXES.

     (a) Except as set forth on Part 4.10 of the Disclosure Letter, the Acquired Companies have filed or caused to be filed on a timely basis all Tax Returns that are or were required to be filed on or before the date hereof by or with respect to any of them, either separately or as a member of a group of corporations, pursuant to applicable Legal Requirements. Principals have delivered or made available to Buyer copies of all such Tax Returns filed since December 31, 1994. The Acquired Companies have paid, or made provision for the payment of, all Taxes reflected as due on those Tax Returns, or pursuant to any assessment received by Principals or any Acquired Company, except such Taxes, if any, as are listed in Part 4.10 of the Disclosure Letter and are being contested in good faith and as to which adequate reserves (determined in accordance with GAAP) have been provided in the Balance Sheet and the Interim Balance Sheet.

     (b) The United States federal and state income and the foreign Tax Returns of each Acquired Company subject to such Taxes have been audited by the IRS or relevant state or foreign tax authorities or are closed by the applicable statute of limitations for all taxable years through 1993. Part 4.10 of the Disclosure Letter contains a list of all audits of all such Tax Returns, including a reasonably detailed description of the nature and outcome of each audit. All deficiencies proposed as a result of such audits have been paid, reserved against, settled, or, as described in Part 4.10 of the Disclosure Letter, are being contested in good faith by appropriate proceedings. Part 4.10 of the Disclosure Letter describes all adjustments to the United States federal income Tax Returns filed by any Acquired Company or any group of corporations including any Acquired Company for all taxable years since December 31, 1993, and the resulting deficiencies proposed by the IRS. Except as described in Part 4.10 of the Disclosure Letter, no Shareholder or Acquired Company has given or been requested to give waivers or extensions (or is or would be subject to a waiver or extension given by any other Person) of any statute of limitations relating to the payment of Taxes of any Acquired Company or for which any Acquired Company may be liable.

     (c) The charges, accruals, and reserves with respect to Taxes on the books of each Acquired Company are adequate (determined in accordance with GAAP) and for the periods covered thereby. There exists no proposed tax assessment against any Acquired Company except as disclosed in the Balance Sheet or in Part
4.10 of the Disclosure Letter. No consent to the application of Section 341(f)(2) of the IRC has been filed with respect to any property or assets held, acquired, or to be acquired by any Acquired Company. All Taxes that any Acquired Company is or was required by Legal Requirements to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the proper Governmental Body or other Person.

     (d) All Tax Returns filed on or before the date hereof by (or that include on a consolidated basis) the Acquired Companies are true, correct, and complete. There is no tax sharing agreement that will require any payment by any Acquired Company after the date of this Agreement.

     4.11 NO MATERIAL ADVERSE CHANGE. Since the date of the Interim Balance Sheet, there has not been any change in the business, operations, properties, prospects, assets, or condition of any Acquired Company that may result in a Material Adverse Effect.

     4.12 EMPLOYEE BENEFITS.

     (a)  (i)     Part 4.12(a)(i) of the Disclosure Letter contains a list of all Acquired Company Plans, Acquired Company Other Benefit Obligations, and Acquired Company VEBAS, and identifies as such all Acquired Company Plans that are (A) Defined Benefit Pension Plans, (B) Qualified Plans, (C) Title IV Plans, or (D) Multiemployer Plans.

          (ii) Part 4.12(a)(ii) of the Disclosure Letter contains a list of all ERISA Affiliates of the Acquired Companies.

     (b)  Principals have delivered to Buyer:

          (i) all documents that set forth the terms of each Acquired Company Plan or Acquired Company Other Benefit Obligation and of any related trust, including (A) all plan descriptions and summary plan descriptions of Acquired Company Plans for which Principals or the Acquired Companies are required to prepare, file, and distribute plan descriptions and summary plan descriptions, and (B) all summaries and descriptions furnished to participants and beneficiaries regarding Acquired Company Plans and Acquired Company Other Benefit Obligations for which a plan description or summary plan description is not required;

          (ii)    all personnel, payroll, and employment manuals and policies;

          (iii) all collective bargaining agreements pursuant to which contributions have been made or obligations incurred (including both pension and welfare benefits) by any Acquired Company and the ERISA Affiliates of the Acquired Companies, and all collective bargaining agreements pursuant to which contributions are being made or obligations are owed by such entities;

          (iv) a written description of any Acquired Company Plan or Acquired Company Other Benefit Obligation that is not otherwise in writing;

          (v) all registration statements with respect to any Acquired Company Plan;

          (vi) all insurance policies which were purchased by or to provide benefits under any Acquired Company Plan;

          (vii) all contracts with third party administrators, actuaries, investment managers, consultants, and other independent contractors that relate to any Acquired Company Plan or Acquired Company Other Benefit Obligation;

          (viii) all reports submitted within the four years preceding the date of this Agreement by third party administrators, actuaries, investment managers, consultants, or other independent contractors with respect to any Acquired Company Plan or Acquired Company Other Benefit Obligation;

          (ix) samples of all notifications to employees of their rights under ERISA (S) 601 et seq. and IRC (S) 4980B;

          (x) the Form 5500 filed in each of the most recent three plan years with respect to each Acquired Company Plan, including all schedules thereto and the opinions of independent accountants;

          (xi) all notices or reports that were given by any Acquired Company or any ERISA Affiliate of the Acquired Companies or any Acquired Company Plan to the IRS or the PBGC, pursuant to statute, within the four years preceding the date of this Agreement, including notices that are expressly mentioned elsewhere in this Section 4.12;

          (xii) all notices that were given by the IRS, the PBGC, or the Department of Labor to any Acquired Company, any ERISA Affiliate of the Company, or any Acquired Company Plan within the four years preceding the date of this Agreement;

          (xiii) with respect to Acquired Company Plans that are Qualified Plans, the most recent determination letter for each such Plan; and

     (c)  Except as set forth in Part 4.12(c) of the Disclosure Letter:

          (i) The Acquired Companies have performed all of their obligations under all Acquired Company Plans and Acquired Company Other Benefit Obligations. The Acquired Companies have made appropriate entries in their financial records and statements for all obligations and liabilities under such Plans and Obligations that have accrued but are not due.

          (ii) No statement, either written or oral, has been made by any Acquired Company to any Person with regard to any Plan or Other Benefit Obligation that was not in accordance with the Plan or Other Benefit Obligation.

          (iii) No Acquired Company Plan is a Defined Benefit Pension Plan or any other Pension Plan to which the minimum funding provisions of ERISA (S) 302 and IRC (S) 412 apply, or a Multiemployer Plan. There is no Acquired Company VEBA.

          (iv) The Acquired Companies and the ERISA Affiliates of the Acquired Companies, with respect to all Acquired Company Plans and Acquired Company Other Benefits Obligations, are, and each Acquired Company Plan and Acquired Company Other Benefit Obligation is, in full compliance with ERISA, the IRC, and other applicable Legal Requirements, including the provisions of such Legal Requirements expressly mentioned in this Section 4.12, and with any applicable collective bargaining agreement.

                  (A) Neither the Acquired Companies nor any ERISA Affiliate of the Acquired Companies has engaged in or knowingly permitted to occur and, to Principals' knowledge, no other party has engaged in or permitted to occur any transaction prohibited by ERISA (S) 406 or "prohibited transaction" under IRC (S) 4975(c) with respect to any Acquired Company Plan, except for any transactions which are exempt under ERISA (S) 408 or IRC (S) 4975.

                  (B) Neither the Acquired Companies, any ERISA Affiliate of the Acquired Companies, nor any Shareholder has any liability to the IRS with respect to any Plan, including any such liability imposed by Chapter 43 of the IRC.

                  (C) Neither the Acquired Companies nor any ERISA Affiliate of the Acquired Companies has any liability with respect to any Acquired Company Plan under ERISA (S) 502.

                  (D) All filings required by ERISA and the IRC as to each Plan have been timely filed, and all notices and disclosures to participants required by either ERISA or the IRC have been timely provided.

                  (E) All contributions and payments made or accrued with respect to all Acquired Company Plans and Acquired Company Other Benefit Obligations which have been deducted were deductible under applicable IRC provisions, including IRC (S) 162 or (S) 404. No Acquired Company Plan or the assets thereof are liable for any tax as unrelated business taxable income.

                  (F) Except for any formal qualification requirement with respect to which the remedial amendment period set forth in IRS (S) 401(b), and any regulations, rulings or other IRS releases thereunder, has not expired, (i) each Acquired Company Plan that is a Qualified Plan is qualified in form and operation under IRC (S) 401(a), and each trust for each such Plan is exempt from federal income tax under IRC
          (S) 501 (a), and (ii) no event has occurred or circumstance exists that gives rise to disqualification or loss of tax-exempt status of any such Plan or trust.

                  (G) No event has occurred or circumstance exists that has resulted in or could result in the partial termination, within the meaning of IRC (S) 411(d)(3), of any Acquired Company Plan that is a Qualified Plan, excluding any event with respect to which the requirements of IRC (S) 411(d)(3) have been satisfied.

          (v) Each Acquired Company Plan can be terminated without payment of any additional contribution or amount and, except for any Qualified Plan, without the vesting or acceleration of any benefits promised by such Plan.

          (vi) Since January 1, 1996, there has been no establishment or amendment of any Acquired Company Plan or Acquired Company Other Benefit Obligation.

          (vii) No event has occurred or circumstance exists that could result in a material increase in premium costs of Acquired Company Plans and Acquired Company Other Benefit Obligations that are insured, or a material increase in benefit costs of such Plans and Obligations that are self-insured.

          (viii) Other than claims for benefits submitted by participants or beneficiaries, no claim against, or legal proceeding involving, any Acquired Company Plan or Acquired Company Other Benefit Obligation is pending or, to Principals' Knowledge, is Threatened.

          (ix)    No Acquired Company Plan is subject to Title IV of ERISA.

          (x) Except to the extent required under ERISA (S) 601 et seq. and IRC (S) 4980B, the Acquired Companies do not provide health or welfare benefits for any retired or former employee nor are they obligated to provide health or welfare benefits to any active employee following such employee's retirement or other termination of service.

          (xi) The Acquired Companies have the right to modify and terminate benefits as to retirees (other than pensions) with respect to both retired and active employees.

          (xii) The Acquired Companies have complied with the provisions of ERISA (S) 601 et seq. and IRC (S) 4980B.

          (xiii) No payment that is owed or may become due to any director, officer, employee, or agent of any Acquired Company will be non-deductible to such Acquired Company or subject to tax under IRC (S) 280G or (S) 4999; nor will the Acquired Company be required to "gross up" or otherwise compensate any such person because of the imposition of any excise tax on a payment to such person.

          (xiv) The consummation of the Contemplated Transactions will not result in the payment, vesting, or acceleration of any benefit, assuming that no employee incurs a termination of employment or reduction in hours, and no Acquired Company Plan or Acquired Company Other Benefit Obligation is terminated, in connection with the Contemplated Transactions.

     4.13 COMPLIANCE WITH LEGAL REQUIREMENTS; GOVERNMENTAL AUTHORIZATIONS.

     (a)  Except as set forth in Part 4.13 of the Disclosure Letter:

          (i) each Acquired Company is, and at all times since January 1, 1995 has been, in full compliance in all material respects with each Legal Requirement that is or was applicable to it or to the conduct or operation of its business or the ownership or use of any of its assets;

          (ii) no event has occurred or circumstance exists that (with or without notice or lapse of time) (A) may reasonably be expected to constitute or result in a violation by any Acquired Company of, or a failure on the part of any Acquired Company to comply with, any material Legal Requirement, or (B) may reasonably be expected to give rise to any obligation on the part of any Acquired Company to undertake, or to bear all or any portion of the cost of, any material remedial action of any nature; and

          (iii) no Acquired Company has received, at any time since January 1, 1995, any notice or other communication from any Governmental Body or any other Person regarding (A) any actual, alleged, possible, or potential violation of, or failure to comply with, any material Legal Requirement, or
     (B) any actual, alleged, possible, or potential obligation on the part of the Company to undertake, or to bear all or any portion of the cost of, any material remedial action of any nature.

          (iv) Each of the Acquired Companies has complied and is in compliance in all material respects with all applicable Occupational Safety and Health Laws, including any and all Legal Requirements promulgated by the Occupational Safety and Health Administration. Each Acquired Company has obtained and complied with, and is in compliance with, in all material respects, all permits, licenses and other authorizations that are required pursuant to any Occupational Safety and Health Law, except for permits, licenses and authorizations, the failure of which to obtain would not cause a Material Adverse Effect. None of the Acquired Companies has received any written or oral notice or report regarding any actual or alleged material violation of any Occupational Safety and Health Law, or any material liabilities or potential material liabilities (whether accrued, absolute, contingent, unliquidated or otherwise), including any investigatory, remedial or corrective obligations, relating to any of the Acquired Companies, the Facilities or the Former Facilities arising under any Occupational Safety and Health Law.

     (b) Part 4.13 of the Disclosure Letter contains a list of each Governmental Authorization that is held by any Acquired Company or that otherwise relates to the business of, or to any of the assets owned or used by, any Acquired Company. Each Governmental Authorization listed or required to be listed in Part 4.13 of the Disclosure Letter is valid and in full force and effect. Except as set forth in Part 4.13 of the Disclosure Letter:

          (i) each Acquired Company is, and at all times since January 1, 1996 has been, in compliance in all material respects with all of the terms and requirements of each Governmental Authorization identified or required to be identified in Part 4.13 of the Disclosure Letter;

          (ii) no event has occurred or circumstance exists that may (with or without notice or lapse of time) (A) constitute or result directly or indirectly in a violation of or a failure to comply with any material term or requirement of any Governmental Authorization listed or required to be listed in Part 4.13 of the Disclosure Letter, or (B) result directly or indirectly in the revocation, withdrawal, suspension, cancellation, or termination of, or any modification to, any Governmental Authorization listed or required to be listed in Part 4.13 of the Disclosure Letter;

          (iii) no Acquired Company has received, at any time since January 1, 1996, any notice or other communication from any Governmental Body or any other Person regarding (A) any actual, alleged, possible, or potential violation of or failure to comply with any material term or requirement of any Governmental Authorization, or (B) any actual, proposed, possible, or potential revocation, withdrawal, suspension, cancellation, termination of, or modification to any Governmental Authorization; and

          (iv) all applications required to have been filed for the renewal of the Governmental Authorizations listed or required to be listed in Part
     4.13 of the Disclosure Letter have been duly filed on a timely basis with the appropriate Governmental Bodies, and all other material filings required to have been made with respect to such Governmental Authorizations have been duly made on a timely basis with the appropriate Governmental Bodies.

4.14 LEGAL PROCEEDINGS; ORDERS.

     (a) Except as set forth in Part 4.14 of the Disclosure Letter, to the Knowledge of Principals and the Acquired Companies, there is no pending
Proceeding:

          (i) that has been commenced by or against any Acquired Company or that otherwise relates to or may affect the business of, or any of the assets owned or used by, any Acquired Company;

          (ii) that challenges, or that may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the Contemplated Transactions; or

          (iii)   that has been Threatened.

     The Acquired Companies have made available to Buyer copies of all pleadings, correspondence, and other documents relating to each Proceeding listed in Part 4.14 of the Disclosure Letter.

     (b)  Except as set forth in Part 4.14 of the Disclosure Letter:

          (i) there is no Order to which any of the Acquired Companies, or any of the assets owned or used by any Acquired Company, is subject;

          (ii) no Acquired Company is subject to any Order that relates to the business of, or any of the assets owned or used by, any Acquired Company; and

          (iii) no officer, director, or employee of any Acquired Company is subject to any Order that prohibits such officer, director, or employee from engaging in or continuing any conduct, activity, or practice relating to the business of any Acquired Company.

     (c)  Except as set forth in Part 4.14 of the Disclosure Letter:

          (i) each Acquired Company is, and at all times since January 1, 1995 has been, in compliance with all of the terms and requirements of each Order to which it, or any of the assets owned or used by it, is or has been subject;

          (ii) no event has occurred or circumstance exists that may constitute or result in (with or without notice or lapse of time) a violation of or failure to comply with any material term or requirement of any Order to which any Acquired Company, or any of the assets owned or used by any Acquired Company, is subject; and

          (iii) no Acquired Company has received, at any time since January 1, 1995, any notice or other communication from any Governmental Body or any other Person regarding any actual, alleged, possible, or potential violation of, or failure to comply with, any term or requirement of any Order to which any Acquired Company, or any of the assets owned or used by any Acquired Company, is or has been subject.

     4.15 ABSENCE OF CERTAIN CHANGES AND EVENTS.  Except as set forth in Part
4.15 of the Disclosure Letter, since the date of the Balance Sheet, the Acquired Companies have conducted their businesses only in the Ordinary Course of Business and there has not been any:

     (a) change in any Acquired Company's authorized or issued capital stock; grant of any stock option or right to purchase shares of capital stock of any Acquired Company; issuance of any security convertible into such capital stock; grant of any registration rights; purchase, redemption, retirement, or other acquisition by any Acquired Company of any shares of any such capital stock; or declaration or payment of any dividend or other distribution or payment in respect of shares of capital stock;

     (b)  amendment to the Organizational Documents of any Acquired Company;

     (c) payment or increase by any Acquired Company of any bonuses, salaries, or other compensation to any stockholder, director, officer, or, except in the Ordinary Course of Business, employee or entry into any employment, severance, or similar Contract with any director, officer, or employee;

     (d) adoption of, or increase in the payments to or benefits under, any profit sharing, bonus, deferred compensation, savings, insurance, pension, retirement, or other employee benefit plan for or with any employees of any Acquired Company;

     (e) damage to or destruction or loss of any asset or property of any Acquired Company, whether or not covered by insurance, materially and adversely affecting the properties, assets, business, financial condition, or prospects of the Acquired Companies, taken as a whole;

     (f) entry into, termination of, or receipt of notice of termination of (i) any license, distributorship, dealer, sales representative, joint venture, credit, or similar agreement having a value of or in an amount of at least $25,000, or (ii) any Contract or transaction involving a total remaining commitment by or to the any Acquired Company of at least $100,000;

     (g) sale (other than sales of inventory in the Ordinary Course of Business), lease, or other disposition of any asset or property of any Acquired Company or mortgage, pledge, or imposition of any lien or other encumbrance on any material asset or property of any Acquired Company, including the sale, lease, or other disposition of any of the Intellectual Property Assets;

     (h) cancellation or waiver of any claims or rights with a value to the Company in excess of $25,000;

     (i) material change in the accounting methods used by any Acquired Company; or

     (j)  agreement by any Acquired Company to do any of the foregoing.

     4.16 CONTRACTS; NO DEFAULTS.

     (a) Part 4.16(a) of the Disclosure Letter contains a list, and Principals have delivered to Buyer copies, of:

          (i) each Applicable Contract that involves performance of services or delivery of goods or materials by one or more Acquired Companies of an amount or value in excess of $100,000;

          (ii) each Applicable Contract that involves performance of services or delivery of goods or materials to one or more Acquired Companies of an amount or value in excess of (a) $100,000 with respect to zinc or zinc bearing materials to be processed, and (b) $50,000 for all other services, goods or materials;

          (iii) each Applicable Contract that was not entered into in the Ordinary Course of Business and that involves expenditures or receipts of one or more Acquired Companies in excess of $10,000;

          (iv) each lease, rental or occupancy agreement, license, installment and conditional sale agreement, and other Applicable Contract affecting the ownership of, leasing of, title to, use of, or any leasehold or other interest in, any real or personal property (except personal property leases and installment and conditional sales agreements having a value per item or aggregate payments of less than $10,000 and with terms of less than one year);

          (v) each licensing agreement or other Applicable Contract with respect to patents, trademarks, copyrights, or other intellectual property, including agreements with current or former employees, consultants, or contractors regarding the appropriation or the non-disclosure of any of the Intellectual Property Assets;

          (vi) each collective bargaining agreement and other Applicable Contract to or with any labor union or other employee representative of a group of employees;

          (vii) each joint venture, partnership, and other Applicable Contract (however named) involving a sharing of profits, losses, costs, or liabilities by any Acquired Company with any other Person;

          (viii) each Applicable Contract containing covenants that in any way purport to restrict the business activity of any Acquired Company or any Affiliate of any Acquired Company or limit the freedom of any Acquired Company or any Affiliate of an Acquired Company to engage in any line of business or to compete with any Person;

          (ix) each Applicable Contract providing for payments to or by any Person based on sales, purchases, or profits, other than direct payments for goods;

          (x) each power of attorney that is currently effective and outstanding;

          (xi) each Applicable Contract entered into other than in the Ordinary Course of Business that contains or provides for an express undertaking by any Acquired Company to be responsible for consequential damages;

          (xii) each planned capital expenditure project that would require expenditures in excess of $50,000;

          (xiii) each written warranty, guaranty, and or other similar undertaking with respect to contractual performance extended by any Acquired Company other than in the Ordinary Course of Business; and

          (xiv) each amendment, supplement, and modification in respect of any of the foregoing.

     (b)  Except as set forth in Part 4.16(b) of the Disclosure Letter:

          (i) no Shareholder (and no Related Person of a Principal or Shareholder) has or may acquire any rights under, and no Shareholder has or may become subject to any obligation or liability under, any Contract that relates to the business of, or any of the assets owned or used by, any Acquired Company; and

          (ii) no officer, director, or, to the knowledge of the Company, employee of any Acquired Company is bound by any Contract that purports to limit the ability of such officer, director, or employee to (A) engage in or continue any conduct, activity, or practice relating to the business of any Acquired Company, or (B) assign to any Acquired Company or to any other Person any rights to any invention, improvement, or discovery.

     (c) Except as set forth in Part 4.16(c) of the Disclosure Letter, each Contract identified or required to be identified in Part 4.16(a) of the Disclosure Letter is in full force and effect and is valid and enforceable against the applicable Acquired Company in accordance with its terms.

     (d)  Except as set forth in Part 4.16(d) of the Disclosure Letter:

          (i) each Acquired Company is, and at all times since January 1, 1998 (if then in force) has been, in compliance in all material respects with all applicable terms and requirements of each Contract identified in
     Part 4.16(a) of the Disclosure Letter under which it has or had any obligation or liability or by which it or any of the assets owned or used by such Acquired Company is or was bound;

          (ii) to the Principals' knowledge, each other Person that has or had any obligation or liability under any Contract identified in Part 4.16(a) of the Disclosure Letter under which an Acquired Company has or had any rights is, and at all times since January 1, 1998 has been, in full compliance in all material respects with all applicable terms and requirements of such Contract;

          (iii) no event has occurred or circumstance exists that (with or without notice or lapse of time) may contravene, conflict with, or result in a material violation or breach of, or give any Acquired Company or other Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any Applicable Contract; and

          (iv) no Acquired Company has not given to or received from any other Person, at any time since January 1, 1998, any notice or other communication regarding any actual, alleged, possible, or potential material violation or breach of, or material default under, any Contract.

     (e) There are no renegotiations of, attempts to renegotiate, or outstanding rights to renegotiate any material amounts paid or payable to any Acquired Company under current or completed Contracts with any Person, and no such Person has made written demand for such renegotiation.

     4.17 INSURANCE.

     (a)  The Principals have made available to Buyer:

          (i) copies of all policies of insurance (A) to which any Acquired Company is a party, or (B) under which any Acquired Company, or any officer or director of any Acquired Company, is or has been covered at any time within the three years preceding the date of this Agreement, which policy is owned by any Acquired Company or to which any Acquired Company is a beneficiary;

          (ii)    copies of all pending applications for policies of insurance;
     and

          (iii) any statement by any auditor of any Acquired Company's financial statements with regard to the adequacy of such entity's coverage or of the reserves for claims.

     (b)  Part 4.17(b) of the Disclosure Letter describes:

          (i) any self-insurance arrangement by or affecting any Acquired Company, including any reserves established thereunder;

          (ii) any contract or arrangement, other than a policy of insurance, for the transfer or sharing of any risk by any Acquired Company; and

          (iii) all obligations of the Acquired Companies to third parties with respect to insurance (including such obligations under leases and service agreements) and identifies the policy under which such coverage is provided.

     (c) Part 4.17(c) of the Disclosure Letter sets forth, by year, for the current policy year and each of the two preceding policy years:

          (i)     a summary of the loss experience under each policy;

          (ii) a statement describing each claim under an insurance policy for an amount in excess of $10,000, which sets forth:

                  (A)  the name of the claimant;

                  (B) a description of the policy by insurer, type of insurance, and period of coverage; and

                  (C)  the amount and a brief description of the claim; and

          (iii) a statement describing the loss experience for all claims that were self-insured, including the number and aggregate cost of such claims.

     (d)  Except as set forth on Part 4.17(d) of the Disclosure Letter:

          (i) All policies to which an Acquired Company is a party or that provide coverage to any Principal or any Acquired Company:

                  (A)  are valid, outstanding and enforceable;

                  (B) are issued by an insurer that, to the Knowledge of the Principals, is financially sound;

                  (C) taken together, provide adequate insurance coverage for the assets and the operations of the Acquired Companies for all risks normally insured against by a Person carrying on the same business or businesses as the Company and for all risks to which the Acquired Companies are normally exposed;

                  (D) are sufficient for compliance with all Legal Requirements and Contracts to which any Acquired Company is a party or by which it is bound;

                  (E) will continue in full force and effect following the Closing and the consummation of the Contemplated Transactions; and

                  (F) do not provide for any retrospective premium adjustment or other experienced-based liability on the part of any Acquired Company.

     (e) Except as set forth on Part 4.17(c), for the current policy year and each of the two preceding policy years:

          (i) No Acquired Company has received (A) any refusal of coverage or any notice that a defense will be afforded with reservation of rights, or (B) any notice of cancellation or any other indication that any insurance policy is no longer in full force or effect or will not be renewed or that the issuer of any policy is not willing or able to perform its obligations thereunder.

          (ii) The Acquired Companies have paid all premiums due, and have otherwise performed all of their respective obligations, under each policy to which any Acquired Company is a party or that provides coverage to any Acquired Company or officer or director thereof.

          (iii) The Acquired Companies have given notice to the insurer of all claims that may be insured thereby.

     4.18 ENVIRONMENTAL MATTERS. Except as set forth in Part 4.18 of the Disclosure Schedule:

     (a) The operations and the Facilities of the Acquired Companies are in compliance with all applicable limitations, restrictions, conditions, standards, prohibitions, requirements and obligations of Environmental Laws and related Orders, other than those non-compliances that would not result in Environmental Liabilities in excess of $10,000;

     (b) There are not any existing, pending or, to the Knowledge of the Principals, threatened, actions, suits, claims, investigations, inquiries or proceedings by or before any court or any other governmental entity directed against the Acquired Companies, involving liabilities in excess of $10,000, that pertain or relate to (i) any applicable Environmental Law, including without limitation, violations by the Acquired Companies of any Environmental Law, and investigative, response, removal, or remedial costs under the Comprehensive Environmental Response, Compensation, and Liability Act ("CERCLA"), the Resource Conservation and Recovery Act ("RCRA") or any similar state or federal law, or
(ii) personal injury or property damage claims relating to a Release of chemicals or Hazardous Materials;

     (c) No person has disposed of or Released any Hazardous Materials on, at, or under the Facilities, or the Former Facilities during the period of time the Acquired Companies owned or operated them, except in compliance with Environmental Laws and except as would not create liability in excess of $10,000 to or for the Acquired Companies;

     (d) No facts or circumstances exist which could reasonably be expected to result in any material Environmental Liabilities in connection with the Facilities, the Former Facilities or the operations of the Acquired Companies; and

     (e) To the Knowledge of the Principals, all Hazardous Materials generated by the Acquired Companies at any of the Facilities or Former Facilities have been transported, stored, treated and disposed of by carriers or treatment, storage and disposal facilities authorized or maintaining valid permits under all applicable Environmental Laws and that are not the subject of any governmental or private action seeking investigative, response, removal, or remedial actions under CERCLA, RCRA or any similar state or federal law.

     4.19 EMPLOYEES.

     (a) Part 4.19 of the Disclosure Letter contains a list of the following information for each employee or director of the Acquired Companies, including each employee on leave of absence or layoff status: employer; name; job title; current compensation paid or payable and any change in compensation since January 1, 1997; vacation accrued; and service credited for purposes of vesting and eligibility to participate under any Acquired Company's pension, retirement, profit-sharing, thrift-savings, deferred compensation, stock bonus, stock option, cash bonus, employee stock ownership (including investment credit or payroll stock ownership), severance pay, insurance, medical, welfare, or vacation plan, other Employee Pension Benefit Plan or Employee Welfare Benefit Plan, or any other employee benefit plan or any compensatory or benefit plan intended solely for directors of the Acquired Companies.

     (b) To the Knowledge of the Principals, no employee or director of any Acquired Company is a party to, or is otherwise bound by, any agreement or arrangement, including any confidentiality, noncompetition, or proprietary rights agreement, between such employee or director and any other Person ("Proprietary Rights Agreement") that in any way adversely affects or will affect (i) the performance of his duties as an employee or director of the Acquired Companies, or (ii) the ability of any Acquired Company to conduct its business, including any Proprietary Rights Agreement with Shareholders or the Acquired Companies by any such employee or director. To Principals' Knowledge, no director, officer, or other key employee of any Acquired Company intends to terminate his employment with such Acquired Company.

     (c) Part 4.19 of the Disclosure Letter also contains a list of the following information for each retired employee or director of the Acquired Companies, or their dependents, receiving benefits or scheduled to receive benefits in the future: name, pension benefit, pension option election, retiree medical insurance coverage, retiree life insurance coverage, and other benefits.

     4.20 LABOR RELATIONS; COMPLIANCE.   Except as set forth on Part 4.20 of the
Disclosure Letter, since January 1, 1993, no Acquired Company has been or is a party to any collective bargaining or other labor Contract. Since January 1, 1993, there has not been, there is not presently pending or existing, and to the Principals' Knowledge there is not Threatened, (a) any strike, slowdown, picketing, work stoppage, or employee grievance process, (b) any Proceeding against or affecting any Acquired Company relating to the alleged violation of any Legal Requirement pertaining to labor relations or employment matters, including any charge or complaint filed by an employee or union with the National Labor Relations Board, the Equal Employment Opportunity Commission, or any comparable Governmental Body, organizational activity, or other labor or employment dispute against or affecting any of the Acquired Companies or their premises, or (c) any application for certification of a collective bargaining agent. To the Principals' Knowledge, no event has occurred or circumstance exists that could provide the basis for any work stoppage or other labor dispute. There is no lockout of any employees by any Acquired Company, and no such action is contemplated by any Acquired Company. Each Acquired Company has complied in all material respects with all Legal Requirements relating to employment, equal employment opportunity, nondiscrimination, immigration, wages, hours, benefits, collective bargaining, the payment of social security and similar taxes, occupational safety and health, and plant closing. No Acquired Company is liable for the payment of any compensation, damages, taxes, fines, penalties, or other amounts, however designated, for failure to comply with any of the foregoing Legal Requirements.

     4.21 INTELLECTUAL PROPERTY.

     (a) Intellectual Property Assets--The term "Intellectual Property Assets" includes:

          (i) the name "U.S. Zinc Corporation," all fictional business names, trading names, registered and unregistered trademarks, service marks, and applications (collectively, "Marks");

          (ii) all patents, patent applications, and inventions and discoveries that may be patentable (collectively, "Patents");

          (iii) all copyrights in both published works and unpublished works (collectively, "Copyrights");

          (iv) all rights in mask works (collectively, "Rights in Mask Works"); and

          (v) all know-how, trade secrets, confidential information, customer lists, software, technical information, data, process technology, plans, drawings, and blue prints (collectively, "Trade Secrets");

in each, owned, used or licensed by any Acquired Company as licensee or licensor.

     (b) Agreements -- Part 4.21(b) of the Disclosure Letter contains a list and summary description of all Contracts relating to the Intellectual Property Assets to which any Acquired Company is a party or by which any Acquired Company is bound, except for any license implied by the sale of a product and perpetual, paid-up licenses for commonly available software programs with a value of less than $5,000 under which an Acquired Company is the licensee. There are no outstanding and, to the Principals' Knowledge, no Threatened disputes or disagreements with respect to any such agreement.

     (c)  Know-How Necessary for the Business

          (i) The Intellectual Property Assets are all those necessary for the operation of the Acquired Companies' businesses as they are currently conducted. Except as set forth in Part 4.21(c), one or more of the Acquired Companies is the owner of all right, title, and interest in and to each of the Intellectual Property Assets, free and clear of all Encumbrances and has the right to use without payment to a third party all of the Intellectual Property Assets.

          (ii) Except as set forth in Part 4.21(c) of the Disclosure Letter, no former or current employee of any Acquired Company has executed a written Contract with one or more of the Acquired Companies that assign to one or more of the Acquired Companies any right to any inventions, improvements, discoveries, or information relating to the business of any Acquired Company. To the Knowledge of the Principals, no employee of any Acquired Company has entered into any Contract that restricts or limits in any way the scope or type of work in which the employee may be engaged or requires the employee to transfer, assign, or disclose information concerning his work to anyone other than one or more of the Acquired Companies.

     (d)  Patents

          (i) None of the Acquired Companies owns or has any right, title or interest in or to any Patent, except only as licensee pursuant to a Contract or Contracts listed on Part 4.21(b) of the Disclosure Letter, which Contracts do not require consent of licensor with respect to the Contemplated Transactions.

          (ii) To the Principals' Knowledge, no process or know-how used by any Acquired Company infringes or is alleged to infringe any patent or other proprietary right of any other Person.

     (e)  Trademarks

          (i) Part 4.21(e) of Disclosure Letter contains a list and summary description of all Marks. One or more of the Acquired Companies is the owner of all right, title, and interest in and to each of the Marks, free and clear of all liens, security interests, charges, encumbrances, equities, and other adverse claims.

          (ii) All Marks that have been registered with the United States Patent and Trademark Office are currently in compliance with all formal legal requirements (including the timely post-registration filing of affidavits of use and incontestability and renewal applications), are valid and enforceable, and are not subject to any maintenance fees or taxes or actions falling due within ninety days after the Closing Date.

          (iii) No Mark has been or is now involved in any opposition, invalidation, or cancellation and, to Principals' Knowledge, no such action is Threatened with the respect to any of the Marks.

          (iv) To Principals' Knowledge, there is no potentially interfering trademark or trademark application of any third party.

          (v) No Mark is infringed or, to Principals' Knowledge, has been challenged or threatened in any way. None of the Marks used by any Acquired Company infringes or is alleged to infringe any trade name, trademark, or service mark of any third party.

          (vi) All products and materials containing a Mark bear the proper federal registration notice where permitted by law.

     (f) None of the Acquired Companies owns or has any right, title or interest in or to any Copyright registration.

     (g)  Trade Secrets

          (i) With respect to each Trade Secret, the documentation relating to such Trade Secret is current, accurate, and sufficient in detail and content to identify and explain it and to allow its full and proper use without reliance on the knowledge or memory of any individual.

          (ii) The Principals and the Acquired Companies have taken appropriate reasonable precautions to protect the secrecy, confidentiality, and value of their Trade Secrets.

          (iii) One or more of the Acquired Companies has good title and an absolute (but not necessarily exclusive) right to use the Trade Secrets. The Trade Secrets are not part of the public knowledge or literature, and, to the Principals' Knowledge, may have been used, divulged, or appropriated either for the benefit of any Person (other than one or more of the Acquired Companies) and to the detriment of the Acquired Companies. No Trade Secret is subject to any adverse claim or has been challenged or threatened in any way.

     4.22 CERTAIN PAYMENTS. Since January 1, 1994, no Acquired Company or director, officer, agent, or employee of any Acquired Company, or any other Person associated with or acting for or on behalf of any Acquired Company has, directly or indirectly, in violation of any Legal Requirement (a) made any contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other payment to any Person, private or public, regardless of form, whether in money, property, or services (i) to obtain favorable treatment in securing business,
(ii) to pay for favorable treatment for business secured, or (iii) to obtain special concessions or for special concessions already obtained, for or in respect of any Acquired Company or any Affiliate of an Acquired Company, or (b) established or maintained any fund or asset that has not been recorded in the books and records of the Acquired Companies.

     4.23 RELATIONSHIPS WITH RELATED PERSONS. Except as set forth in Part 4.23, no Principal nor any Related Person of Principals or of any Acquired Company has, or since January 1, 1995 has had, any interest in any property (whether real, personal, or mixed and whether tangible or intangible), used in or pertaining to the Acquired Companies' businesses. No Shareholder or any Related Person of Principals or of any Acquired Company is, or since January 1, 1995 has owned (of record or as a beneficial owner) an equity interest or any other financial or profit interest in, a Person that has (i) had business dealings or a material financial interest in any transaction with any Acquired Company other than business dealings or transactions conducted in the Ordinary Course of Business with the Acquired Companies at substantially prevailing market prices and on substantially prevailing market terms, or (ii) engaged in competition with any Acquired Company with respect to any line of the products or services of such Acquired Company (a "Competing Business") in any market presently served by such Acquired Company except for ownership of less than one percent of the outstanding capital stock of any Competing Business that is publicly traded on any national securities exchange quoted on any national automated quotation system, or traded in the over-the-counter market. Except as set forth in Part
4.23 of the Disclosure Letter, no Principal or any Related Person of Principals or of any Acquired Company is a party to any Contract with, or has any claim or right against, any Acquired Company.

     4.24 HEDGING AND SPECULATION IN COMMODITIES AND INVENTORY LEVELS.

     (a) Part 4.24 of the Disclosure Letter accurately summarizes the outstanding metals commodities and financial hedging positions of the Acquired Companies (including hedged futures contracts, fixed price controls, collars, swaps, caps, hedges, and puts) as of the date reflected on the Disclosure Letter.

     (b) None of the Acquired Companies is subject to registration or regulation under the Securities Exchange Act of 1934, any state securities act, the Investment Company Act of 1940, the Commodity Exchange Act, or any rules or regulations promulgated by the Commodities Futures Trading Commission or the National Futures Association.

     4.25 YEAR 2000 COMPLIANCE. Except as set forth in Part 4.25 of the Disclosure Letter, with respect to any computer software, hardware, product or service utilized by any Acquired Company in its ordinary course of business, neither the performance nor the functionality of such computer software, hardware, product or service, or anything affected by or produced in accordance with such computer software, hardware, product or service, will be adversely affected by the advent of the year 2000 or any other year, or by the advent of September 9, 1999 or February 29, 2000.

     4.26 CERTAIN TAX STATUS. Each of MetalChem, Inc., a Pennsylvania corporation and Western Zinc Corporation, a California corporation, was a validly electing S corporation within the meaning of (S)(S)1361 and 1362 of the IRC at all times during its existence and was an S corporation up to and including the day immediately prior to the date on which such entity was acquired by the Company.

     4.27 FOREIGN CORPORATIONS.

     (a) MetalChem Canada Incorporated is currently, and since its formation has been, in compliance with the provisions of its Bylaws, its Articles of Incorporation and the laws of Canada which require that (i) certain of the directors of such company be resident Canadians, (ii) certain meetings of the directors and shareholders of such company be held in Canada, and (iii) a certain number of directors at any meeting of the board of directors of such company be Canadian.

     (b) U.S. Zinc FSC, Inc., a Barbados corporation and wholly-owned subsidiary of the Company, has been a validly formed and operating Foreign Sales Corporation within the meaning of (S)922 of the IRC at all times during its existence and will be a validly formed and operating Foreign Sales Corporation within the meaning of (S)922 of the IRC at all times up to and including the Closing Date. In addition, since its formation, U.S. Zinc FSC, Inc. has filed any and all necessary or required forms or documents with the Internal Revenue Service to maintain its status as a Foreign Sales Corporation under the IRC. The existence and operations of Dana Zinc Export Corporation, a Domestic International Sales Corporation, have not affected the status of U.S. Zinc FSC, Inc. as a duly qualified Foreign Sales Corporation under the IRC.

     4.28 ACCESS TO RAIL. Each of the Facilities located in Houston, Texas, Millington, Tennessee, Chicago, Illinois, and Hillsboro, Illinois, has access to rail facilities sufficient for the shipment and delivery of its products and the receipt of supplies and raw materials.

     4.29 CUSTOMERS AND SUPPLIERS. Part 4.29 to the Disclosure Letter sets forth (i) a true and correct list of (a) the ten largest customers of the Acquired Companies in terms of sales during the fiscal year ended December 31, 1997, and (b) the ten largest customers of the Acquired Companies in terms of sales during the three months ended March 31, 1998, showing the approximate total sales to each such customer during each of such periods; (ii) a true and correct list of (x) the ten largest suppliers of the Acquired Companies in terms of purchases during the fiscal year ended December 31, 1997, and (y) the ten largest suppliers of the Acquired Companies in terms of purchases during the three months ended March 31, 1998, showing the approximate total purchases from each such supplier during such respective periods. Except to the extent set forth in Part 4.29 to the Disclosure Letter, there has not been any material adverse change in the business relationship of the Acquired Companies with any customer or supplier so named in the Disclosure Letter.

     4.30 TRANSFER OF DANA ZINC FACILITY. Record and beneficial title to the real property located at 1919 Goodyear, Houston, Texas (and all buildings, improvements and fixtures and other personal property thereon) (the "Dana Zinc Facility"), was duly conveyed by special warranty deed and bill of sale to RBI, in exchange for that certain promissory note dated June 30, 1998 in the original principal amount of $500,000, executed by RBI as maker and naming Gulf Reduction Corporation or its order as payee (the "Dana Zinc Promissory Note"). All equipment and other assets used on or with respect to the Dana Zinc Facility and specifically excepted from the bill of sale were not so conveyed and remain the property of Gulf Reduction Corporation. Upon execution, the Dana Zinc Lease will constitute a valid and enforceable real property lease of a portion of the Dana Zinc Facility entitling Gulf Reduction Corporation to occupy and use a portion of the Dana Zinc Facility as provided in the Dana Zinc Lease upon payment of the rent and of the performance of the obligations of tenant as specified therein.

     4.31 CONVERSION OF SUBORDINATED DEBT. Shareholders shall have caused the outstanding indebtedness of the Company under those certain Subordinated Convertible Promissory Notes payable to each of the Shareholders, executed December 31, 1988, in the original principal amount of $484,700, to be contributed to the paid in capital of the Company, and such notes have been duly canceled, such that at Closing there is no outstanding indebtedness pursuant to any of such Subordinated Convertible Promissory Notes.

     4.32 PAYMENT OF INDEBTEDNESS BY RELATED PERSONS. Except for the Dana Zinc Promissory Note and except as expressly provided in this Agreement, Shareholders have caused all indebtedness owed to any Acquired Company by any Seller or any Related Person of any Seller to be paid in full prior to Closing.

     4.33 DISTRIBUTIONS; PAYMENT OF INDEBTEDNESS. Except as otherwise expressly permitted by this Agreement, since January 1, 1998, Shareholders have not, and have caused each Acquired Company not to, without the prior written consent of Buyer, pay, make or declare any distribution or dividend, including but not limited to any regular bonuses that would otherwise be payable to the Shareholders during such time period, to the Shareholders or to any other stockholder of any Acquired Company (except for Shareholders' payment of any "change of control" bonuses permitted pursuant to Section 2.3(b) hereof). Notwithstanding the provisions of the preceding sentence, MetalChem, Inc. and Western Zinc Corporation shall have declared and made distributions or dividends to the Shareholders in an amount not in excess of the retained earnings accrued through the date of such distribution of each of MetalChem, Inc. and Western Zinc Corporation.

5.   REPRESENTATIONS AND WARRANTIES OF BUYER

     Buyer represents and warrants to Shareholders as follows:

     5.1 ORGANIZATION AND GOOD STANDING. Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware.

     5.2  AUTHORITY; NO CONFLICT.

     (a) This Agreement constitutes the legal, valid, and binding obligation of Buyer, enforceable against Buyer in accordance with its terms. Upon the execution and delivery by Buyer of the Escrow Agreement, the Employment Agreements, the Non-Competition Agreements, and the Common Stock Warrant (collectively, the "Buyer's Closing Documents"), the Buyer's Closing Documents will constitute the legal, valid, and binding obligations of Buyer, enforceable against Buyer in accordance with their respective terms. Buyer has the absolute and unrestricted right, power, and authority to execute and deliver this Agreement and the Buyer's Closing Documents and to perform its obligations under this Agreement and the Buyer's Closing Documents.

     (b) Neither the execution and delivery of this Agreement by Buyer nor the consummation or performance of any of the Contemplated Transactions by Buyer will give any Person the right to prevent, delay, or otherwise interfere with any of the Contemplated Transactions pursuant to:

          (i)     any provision of Buyer's Organizational Documents;

          (ii) any resolution adopted by the board of directors or the stockholders of Buyer;

          (iii)   any Legal Requirement or Order to which Buyer may be subject;
     or

          (iv) any Contract to which Buyer is a party or by which Buyer may be bound.

Buyer is not and will not be required to obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.

     5.3 INVESTMENT INTENT. Buyer is acquiring the Shares for its own account and not with a view to their distribution within the meaning of Section 2(11) of the Securities Act.

     5.4 CERTAIN PROCEEDINGS. There is no pending Proceeding that has been commenced against Buyer and that challenges, or may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the Contemplated Transactions. To Buyer's Knowledge, no such Proceeding has been Threatened.

     5.5 BROKERS OR FINDERS. Buyer and its officers and agents have incurred no obligation or liability, contingent or otherwise, for brokerage or finders' fees or agents' commissions or other similar payment in connection with this Agreement and Buyer will indemnify and hold the Shareholders harmless from any such payment alleged to be due by or through Buyer as a result of the action of Buyer or its officers or agents.

     5.6  BUYER CAPITALIZATION.

     (a) The authorized capital stock of Buyer consists of 40,000,000 shares of Buyer Common Stock, of which 16,736,950 shares were outstanding as of the close of business on July 3, 1998, and 8,000,000 shares of preferred stock, par value $0.10 per share ("Preferred Stock"), of which no shares were outstanding as of the close of business on June 30, 1998. All of the outstanding shares of Buyer Common Stock have been duly authorized and are validly issued, fully paid and nonassessable. Buyer has no Buyer Common Stock or preferred stock reserved for issuance, except for the Buyer Common Stock to be issued under the Common Stock Warrant and except that, as of June 30, 1998, there were an aggregate of 2,517,689 shares of Buyer Common Stock reserved for issuance pursuant to Buyer's stock option and incentive plans. Except as set forth above, there are no preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements or commitments to issue or to sell any shares of capital stock or other securities of Buyer or any of its Subsidiaries or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any securities of Buyer or any of its Subsidiaries, and no securities or obligation evidencing such rights are authorized, issued or outstanding. Buyer does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the stockholders of Buyer on any matter.

     (b) Prior to the Closing, Buyer will have taken all necessary action to permit it to issue the number of shares of Buyer Common Stock to be issued pursuant to Section 2.2. The Buyer Common Stock, when issued, will be validly issued, fully paid and nonassessable, and no stockholder of Buyer will have any preemptive right of subscription or purchase in respect thereof.

     5.7 BUYER SEC REPORTS. Buyer has delivered to the Shareholders the Private Placement Memorandum and each registration statement, report or proxy statement prepared by it since December 31, 1997, including (i) Buyer's Annual Report on Form 10-K for the year ended December 31, 1997, (ii) Buyer's Quarterly Report on Form 10-Q for the period ended March 31, 1998 and (iii) Buyer's definitive proxy statement prepared in connection with its annual meeting of stockholders to be held on May 13, 1998, all in the form (including exhibits and any amendments thereto) filed with the SEC (collectively, the "Buyer SEC Reports"). As of their respective dates, the Buyer SEC Reports did not, and any Buyer SEC Reports filed with the SEC subsequent to the date hereof will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading. Each of the consolidated balance sheets included in or incorporated by reference into the Buyer SEC Reports (including the related notes and schedules) fairly presents the consolidated financial position of Buyer and its Subsidiaries as of its date and each of the consolidated statements of income and of cash flow included in the Buyer SEC Reports (including any related notes and schedules) fairly presents the results of operations, retained earnings and changes in cash flow, as the case may be, of Buyer and its Subsidiaries for the periods set forth therein (subject, in the case of unaudited statements, to notes and normal year end audit adjustments that will not be material in amount or effect), in each case in accordance with GAAP consistently applied during the periods involved, except as may be noted therein.

     5.8 COMMON STOCK WARRANT. Buyer covenants that it will at all times reserve and keep available such number of authorized shares of its Buyer Common Stock, free from all preemptive rights with respect thereto, which will be sufficient to permit the exercise of the Common Stock Warrants for the full number of shares of Common Stock specified therein. The shares of Common Stock of Buyer to be issued upon exercise of the Common Stock Warrants have been duly authorized by all necessary corporate action on the part of Buyer, and, when issued and delivered by Buyer upon exercise of the Common Stock Warrants, will be duly and validly issued, fully-paid and non-assessable shares of Common Stock. The Shareholders will acquire valid and marketable title to the Buyer Common Stock issued upon exercise of any Common Stock Warrant, free and clear of any and all taxes, liens, charges and Encumbrances.

6.   INDEMNIFICATION; REMEDIES

     6.1 SURVIVAL. All representations, warranties, covenants, and obligations in this Agreement and the Disclosure Letter will survive the Closing until the fourth anniversary of the date hereof.

     6.2 INDEMNIFICATION AND PAYMENT OF DAMAGES BY SHAREHOLDERS. Shareholders will indemnify and hold harmless Buyer, the Acquired Companies, and their respective Representatives, stockholders, controlling persons, and affiliates (collectively, the "Indemnified Persons") for, and will pay to the Indemnified Persons the amount of, any loss, liability, claim, damage (including incidental and consequential damages), expense (including costs of investigation and defense and reasonable attorneys' fees) or diminution of value, whether or not involving a third-party claim incurred, less the amount of any insurance coverage (less any deductible amount) with respect to any such loss, liability, claim, damage, expense or diminution in value and any reserves with respect thereto reflected on the Closing Financial Statements with respect thereto (collectively, "Damages"), arising, directly or indirectly, from or in connection with:

     (a) any Breach of any representation or warranty other than those set forth in Section 4.18 hereof made by the Shareholders or the Principals in this Agreement, the Disclosure Letter, the supplements to the Disclosure Letter, or any other certificate or document delivered by the Acquired Companies, Shareholders or the Principals pursuant to this Agreement;

     (b) any Breach by any Shareholder, any Acquired Company or any Principal of any covenant or obligation of such Shareholder, Acquired Company or Principal set forth in this Agreement;

     (c) any product shipped, processed or manufactured by, or any services provided by, any of the Acquired Companies prior to the Closing Date;

     (d) any claim by any Person for brokerage or finder's fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by any such Person with any Shareholder, any Acquired Company or any Principal (or any Person acting on their behalf) in connection with any of the Contemplated Transactions;

     (e) any claim or Proceeding brought against any Acquired Company by Euromin, Inc. or any of its affiliates, attorneys, or representatives, arising out of, related to or in connection with, either directly or indirectly, the sale and/or purchase of zinc or zinc derivatives, including but not limited to any claim or Proceeding arising out of, related to or in connection with (i) that certain Demand for Arbitration filed with the American Arbitration Association in May 1998 by Euromin, Inc. against U.S. Zinc, or (ii) the alleged breach by U.S. Zinc of Contract no. 2338 by and between U.S. Zinc and Euromin, Inc.; and

     (f) any liability, claim or Proceeding arising out of those certain pledges to The Jewish Federation of Greater Houston and The Jewish Community Center as specified in Part 4.16 of the Disclosure Letter.

     6.3 INDEMNIFICATION AND PAYMENT OF DAMAGES BY SHAREHOLDERS --ENVIRONMENTAL MATTERS. In addition to the indemnification provided in Section 6.2, the Shareholders will indemnify and hold harmless Buyer and the Indemnified Persons from and against:

     (a) Environmental Liabilities that may be imposed upon or incurred by them arising out of or in connection with (i) environmental conditions or contamination, known or unknown, existing on or prior to the Closing Date on, at, or underlying any of the Facilities or Former Facilities, (ii) acts or omissions of the Shareholders relating to the ownership or operation of the Facilities or Former Facilities on or prior to the Closing Date, (iii) the on-site or off-site handling, storage, treatment or disposal of any Hazardous Materials generated by the Acquired Companies on or prior to the Closing Date, or (iv) breach by Shareholders of any representation or warranty contained in
Section 4.18 hereof;

     (b) bodily injury (including illness, disability, and death), personal injury, property damage, or other damages to any third Person arising out of the use, handling, storage, treatment, disposal, or Release of any Hazardous Materials by the Acquired Companies at, on, or underlying any of the Facilities or Former Facilities owned by the Acquired Companies, at any time on or prior to the Closing Date; and

     (c) Environmental Liabilities that may be imposed on or incurred by them arising out of or in connection with (i) environmental conditions, known or unknown, on, at, emanating from, or underlying any of the properties currently owned or acquired by Gulf Metals Industries, Inc. (a Delaware corporation), Gulf Metals Export Corporation (a Delaware corporation), GMI Investments, L.L.C. (a Texas limited liability company) (hereinafter referred to as "GMI"), (ii) any acts or omissions of the Shareholders related to the ownership or operation of GMI, (iii) the on-site or off-site handling, storage, treatment or disposal of any Hazardous Materials by GMI, (iv) personal injury or environmental conditions or contamination, known or unknown, on, at, emanating from, or underlying that certain property located in Houston, Texas commonly referred to as the "Mykawa Site", (v) environmental conditions or contamination, known or unknown, relating to the operations of the scrap metal recycling business and the landfill activities of Gulf Metals Industries, Inc. (a Texas corporation), and (vi) bodily injury (including illness, disability, and death), personal injury, property damage, or other damages to any third Person arising out of the use, handling, storage, treatment, disposal, or Release of any Hazardous Materials by GMI at, on, emanating from or underlying any of the properties currently owned by GMI.

The indemnification rights under this Section 6.3 shall survive Closing for a period of four (4) years. Buyer and the Indemnified Parties shall have no indemnity rights after the expiration of the foregoing term, and shall forever release the Shareholders from any and all claims that they may have against them after the expiration of such term including, without limitation, all claims for contribution or indemnity under Environmental Laws and claims under the terms of this Agreement.

     To the extent that the Shareholders or the Acquired Companies have indemnification rights from any third party for any of the matters for which Buyer is indemnified under this Section 6.3, Shareholders reserve the right to pursue such parties for indemnification and Buyer shall not compromise or interfere with the Shareholders' rights to pursue such rights, unless Buyer's rights are prejudiced as a result thereof. The success or lack thereof of the Shareholders' pursuit of indemnification from third parties shall not affect or limit the Shareholders obligations to the Buyers and the Indemnified Persons under the terms of this Agreement.

     6.3A INDEMNIFICATION REGARDING OCCUPATIONAL SAFETY AND HEALTH LAWS. In addition to the indemnification provided in Sections 6.2, 6.3 and 6.3B, and not in limitation thereof, the Shareholders will indemnify and hold harmless Buyer and the Indemnified Persons from and against:

     (a) Until that date which is the first anniversary of the Closing Date, any and all Damages (net of collections of any insurance coverage with respect thereto) incurred by any Acquired Company and/or Indemnified Person in respect of fines, penalties, claims and amounts expended in order to comply with, and as a result of, any actual or alleged violations of or noncompliance with any Occupational Safety and Health Laws as mandated, ruled, decreed or determined by any Governmental Body with respect to any pre-existing condition at any Facility on or before the Closing Date. In addition, on and after that date which is the first anniversary of the Closing Date and through and until the second anniversary date thereof, Shareholders will indemnify and hold harmless Buyer and the Indemnified Persons from and against Damages as described in the preceding sentence of this Section 6.3A(a) (but only to the extent of 50% of the amount thereof) incurred by any Acquired Company and/or Indemnified Person. Shareholders shall have no obligation to indemnify under this Section 6.3A(a) for Claims asserted by Buyer and/or any Indemnified Person after the second anniversary date of the Closing Date, and indemnification rights applicable to any and all Claims asserted prior to such second anniversary date shall survive until all such Claims have been resolved pursuant to the terms of the Escrow Agreement.

     (b) Any Damages (net of collections of any insurance coverage with respect thereto) arising, directly or indirectly, from or in connection with any occupational health claim or Proceeding relating to any pre-existing condition at any Facility on or before the Closing Date against any Acquired Company and/or Indemnified Person by a current or former employee of any Acquired Company who was hired by such Acquired Company before July 1, 1996; provided however, that with respect to Claims made during periods commencing after the first anniversary of the Closing Date, the Shareholders' liability to indemnify pursuant to this Section 6.3A(b) shall be limited as follows:

                                      Portion of Damages to be Indemnified by
               Period                   Shareholders under Section 6.3A(b)
  ---------------------------------   ---------------------------------------

    July 22, 1999 - July 21, 2000                      75%

    July 22, 2000 - July 21, 2001                      50%

    July 22, 2001 - July 21, 2002                      25%


     6.3B INDEMNIFICATION REGARDING FACILITY. In addition to the indemnification provided in Sections 6.2, 6.3, and 6.3A and not in limitation thereof, Shareholders shall indemnify and hold harmless Buyer and Indemnified Persons from and against any and all Damages (net of collections of any insurance coverage with respect thereto) incurred by or asserted against any Acquired Company and/or Indemnified Person and arising, directly or indirectly, from and in connection with the operations and/or ownership of the Dana Zinc Facility prior to the Closing Date, including but not limited to any Release of anhydrous ammonia or other substances from a storage tank situated on the Dana Zinc Facility.

     6.4 INDEMNIFICATION AND PAYMENT OF DAMAGES BY BUYER. Buyer will indemnify and hold harmless Shareholders, and will pay to Shareholders the amount of any Damages arising, directly or indirectly, from or in connection with (a) any Breach of any representation or warranty made by Buyer in this Agreement or in any certificate or document delivered by Buyer pursuant to this Agreement, (b) any Breach by Buyer of any covenant or obligation of Buyer in this Agreement, or
(c) any claim by any Person for brokerage or finder's fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by such Person with Buyer (or any Person acting on its behalf) in connection with any of the Contemplated Transactions. Buyer further indemnifies and holds harmless Shareholders and Principals, and the officers, directors, and employees of the Acquired Companies, their affiliates and successors, agents and attorneys, from all claims that may arise after the Closing Date, other than those for which Shareholders have specifically indemnified Buyer, resulting or arising from Buyers' occupancy, use, possession or ownership of the properties or occupancy, use, possession, ownership or operation of the Acquired Companies.

     6.5 TIME LIMITATIONS. Except as otherwise provided in such Sections, the indemnification rights under Sections 6.2, 6.3, 6.3A, 6.3B and 6.4 shall survive Closing through and until that date which is the fourth anniversary of the Closing Date ("Indemnification Termination Date"). Following such Indemnification Termination Date, Buyer, the Indemnified Parties and the Shareholders shall have no indemnity rights pursuant to this Agreement; provided, however, the indemnification rights applicable to any and all Claims asserted prior to the Indemnification Termination Date shall survive the Indemnification Termination Date until such Claims have been resolved pursuant to the terms of the Escrow Agreement.

     6.6 LIMITATIONS ON AMOUNT--SHAREHOLDERS. Shareholders will have no liability (for indemnification or otherwise) with respect to the matters described in Section 6.3 or in clause (a), clause (b) or clause (c) of Section
6.2 until the total of all Damages with respect to such matters exceeds $400,000, and then only for the amount by which such Damages exceed $400,000.
In addition, Shareholders will have no liability (for indemnification or otherwise) with respect to the matters described in Section 6.3A until the total of all Damages with respect to matters described in Section 6.3A exceeds $100,000, and then only for the amount by which such Damages exceed $100,000. Damages incurred and counted toward the limitation amount set forth in the immediately preceding sentence for purposes of Section 6.3A, may not be added to and included in the amount of Damages accumulated for purposes of Section 6.2, and vice versa. Notwithstanding any provision to the contrary contained herein, the limitations set forth in this Section 6.6 will not apply to any intentional Breach by any Shareholder of any covenant or obligation, and Shareholders will be severally and not jointly liable for each such Shareholder's portion of all Damages with respect to such intentional Breaches.

     6.7 LIMITATIONS ON AMOUNT--BUYER. Buyer will have no liability (for indemnification or otherwise) with respect to the matters described in clause
(a) and clause (b) of Section 6.4 until the total of all Damages with respect to such matters exceeds

$400,000, and then only for the amount by which such Damages exceed $400,000. Buyer will have no liability (for indemnification or otherwise) with respect to the matters described in Section 6.4 or otherwise following that time at which the aggregate indemnification payments made by Buyer hereunder equals $4,000,000. However, this Section 6.7 will not apply to any intentional Breach by Buyer of any covenant or obligation, and Buyer will be liable for all Damages with respect to such Breaches.

     6.8  ESCROW; OFFSET FOR CERTAIN RECOVERIES AND OTHER ITEMS.

     (a) Upon notice to Shareholders specifying in reasonable detail the basis for a Claim, Buyer shall be entitled to give notice of a Claim only under and pursuant to the terms of the Escrow Agreement and Buyer shall not be entitled to enforce any remedies against any of the Shareholders, by means of offset or otherwise, other than pursuant to the Escrow Agreement.

     (b) To the extent that there are recoveries (net of related expenses incurred after the Effective Date) by any of the Acquired Companies with respect to any of the following on or before the Indemnification Termination Date:

          (i) Any amounts paid to (net of any amounts paid to the defendant(s) by and/or attorneys fees and expenses incurred after the Effective Date by) the Acquired Companies in judgment or in settlement of that certain proceeding styled Midwest Zinc Corporation v. Memphis Light, Gas & Water currently pending in the United States District Court, Western Division of Tennessee;

          (ii) Any amounts paid (net of unrecovered attorney's fees and expenses incurred after the Effective Date) in refund of any State of Texas state sales taxes previously paid by the Acquired Companies during the period from August 1, 1994 to December 31, 1997; and

          (iii) Any amounts received by any of the Acquired Companies with respect to any previous accounts receivables of any of the Acquired Companies, which, prior to the Effective Date, have been written off as an asset of such Acquired Company or Acquired Companies;

then, in each such instance, the amount(s) of such recoveries shall offset, dollar-for-dollar, the amount of any claimed liability which is incurred by Buyer subsequent to the date of such recovery, whether or not the same constitutes a "Claim" pursuant to Sections 6.2, 6.3, 6.3A and 6.3B, and which Buyer may have against Shareholders pursuant to the procedures set forth in this
Section 6, regardless of whether the applicable dollar limitation(s) on Damages specified in Section 6.6 has been exceeded.

     (c) In determining the amount of any Damages, appropriate adjustment shall be made for (i) any recoveries or proceeds from any insurance coverage, but only to the extent the indemnified party collects therefrom after reasonable efforts to do so, (ii) and the Tax benefits to the indemnified party of such Damages, but only to the extent the indemnified party reports such Damages as a deductible expense for purposes of the IRC.

     6.9  PROCEDURE FOR INDEMNIFICATION -- THIRD PARTY CLAIMS.

     (a) Promptly after receipt by an indemnified party under Section 6.2, 6.3, 6.3A, 6.3B or 6.4 of notice of the commencement of any Proceeding against it, such indemnified party will, if a claim is to be made against an indemnifying party under such Section, give notice to the indemnifying party of the commencement of such claim, but the failure to notify the indemnifying party will not relieve the indemnifying party of any liability that it may have to any indemnified party, except to the extent that the indemnifying party demonstrates that the defense of such action is prejudiced by the indemnifying party's failure to give such notice.

     (b) If any Proceeding referred to in Section 6.9(a) is brought against an indemnified party and it gives notice to the indemnifying party of the commencement of such Proceeding, the indemnifying party will be entitled to participate in such Proceeding and, to the extent that it wishes (unless (i) the indemnifying party is also a party to such Proceeding and the indemnified party determines in good faith that joint representation would be inappropriate, or
(ii) the indemnifying party fails to provide reasonable assurance to the indemnified party of its financial capacity to defend such Proceeding and provide indemnification with respect to such Proceeding), to assume the defense of such Proceeding with counsel satisfactory to the indemnified party and, after notice from the indemnifying party to the indemnified party of its election to assume the defense of such Proceeding, the indemnifying party will not, as long as it diligently conducts such defense, be liable to the indemnified party under this Section 6 for any fees of other counsel or any other expenses with respect to the defense of such Proceeding, in each case subsequently incurred by the indemnified party in connection with the defense of such Proceeding, other than reasonable costs of investigation. If the indemnifying party assumes the defense of a Proceeding, (i) it will be conclusively established for purposes of this Agreement that the claims made in that Proceeding are within the scope of and subject to indemnification; (ii) no compromise or settlement of such claims may be effected by the indemnifying party without the indemnified party's consent unless (A) there is no finding or admission of any violation of Legal Requirements or any violation of the rights of any Person and no effect on any other claims that may be made against the indemnified party, and (B) the sole relief provided is monetary damages that are paid in full by the indemnifying party; and (iii) the indemnified party will have no liability with respect to any compromise or settlement of such claims effected without its consent. If notice is given to an indemnifying party of the commencement of any Proceeding and the indemnifying party does not, within ten days after the indemnified party's notice is given, give notice to the indemnified party of its election to assume the defense of such Proceeding, the indemnifying party will be bound by any determination made in such Proceeding or any compromise or settlement effected by the indemnified party.

     (c) Notwithstanding the foregoing, if an indemnified party determines in good faith that there is a reasonable probability that a Proceeding may adversely affect it or its affiliates other than as a result of monetary damages for which it would be entitled to indemnification under this Agreement, the indemnified party may, by notice to the indemnifying party, assume the exclusive right to defend, compromise, or settle such Proceeding, but the indemnifying party will not be bound by any determination of a Proceeding so defended or any compromise or settlement effected without its consent (which may not be unreasonably withheld).

     6.10 PROCEDURE FOR INDEMNIFICATION--OTHER CLAIMS. A claim for indemnification for any matter not involving a third-party claim may be asserted by notice to the party from whom indemnification is sought.

     6.11 EXCLUSIVE REMEDY. The remedies provided in this Section 6 will be exclusive of and limit all other remedies that may be available to Buyer or the other Indemnified Persons or the Shareholders.

7.   APPOINTMENT OF SHAREHOLDERS' REPRESENTATIVE.

     Each Shareholder hereby constitutes and appoints M. Russ Robinson as his true and lawful attorney-in-fact, agent and representative (collectively, the "Shareholders' Representative"), with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to negotiate and sign all amendments to this Agreement, and all other documents in connection with the transactions contemplated by this Agreement, including without limitation those instruments called for by this Agreement and all waivers, consents, instructions, authorizations and other actions called for, contemplated or that may otherwise be necessary or appropriate in connection with this Agreement or any of the foregoing agreements or instruments, granting unto the Shareholders' Representative full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that the Shareholders' Representative, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof, including without limitation the power and authority to deliver and convey his Shares in accordance with the terms hereof, to receive and give receipt for all consideration due him pursuant to this Agreement and to receive all notices, requests and demands that may be made under and pursuant to this Agreement. Should the Shareholders' Representative be unable or unwilling to serve or to appoint his successor to serve in such Shareholder's stead, and unless the Shareholders shall appoint a successor to serve in his stead, such Shareholders shall be deemed to be represented by the Company. Buyer shall be entitled to rely and protected in relying on the authority, actions and decisions of the Shareholders' Representative, and Buyer will have no liability to and shall be held harmless by any and all of the Shareholders and their heirs and legal representatives with respect to any matter arising out of, either directly or indirectly, Buyer's good faith reliance upon such authority, actions or decisions of the Shareholders' Representative.

8.   GENERAL PROVISIONS

     8.1 EXPENSES. Except as otherwise expressly provided in this Agreement, each party to this Agreement will bear its respective expenses incurred in connection with the preparation, execution, and performance of this Agreement and the Contemplated Transactions, including all fees and expenses of agents, representatives, counsel, and accountants. Without limiting the generality of the foregoing, Shareholders will be responsible for the payment of all amounts payable to NationsBank Montgomery Securities, Inc. in connection with this Agreement and the Contemplated Transactions, the fees and expenses of Shareholders' counsel, the costs of due diligence conducted on Shareholders' behalf and any employee bonuses payable resulting from a "change in control" of any Acquired Company.

     8.2 CONFIDENTIALITY. Buyer and Shareholders will maintain in confidence, and will cause the directors, officers, employees, agents, advisors and Representatives of Buyer and the Acquired Companies to maintain in confidence, and not use to the detriment of another party hereto or the Acquired Companies any written, oral, or other information obtained in confidence from such other party or any Acquired Company in connection with this Agreement or the Contemplated Transactions, unless (a) such information is already known to such party or to others not bound by a duty of confidentiality or such information becomes publicly available through no fault of such party, (b) the use of such information is necessary or appropriate in making any filing or obtaining any consent or approval required for the consummation of the Contemplated Transactions, or (c) the furnishing or use of such information is required by or necessary or appropriate in connection with any Legal Requirement or legal proceeding.

     If the Contemplated Transactions are not consummated, each party will return or destroy all such written information (including documents including such information) as the other party may request.

     The provisions of this Section 8.2 are in addition to and cumulative of the terms and conditions contained in (i) that certain confidentiality letter agreement dated November 17, 1997, by and between NationsBank Montgomery Securities, Inc., on behalf of the Company, and Buyer ("Confidentiality Letter") and (ii) the Letter of Intent. In the event of any conflict between the terms of this Section 8.2 and Section 10 of the Confidentiality Letter, the terms of the Confidentiality Letter will supersede the conflicting terms of this Section
8.2.  In the event of any conflict between the terms of this Section 8.2 and
Section 10 of the Letter of Intent, the terms of Section 10 of the Letter of Intent will supersede the conflicting terms of this Section.

     8.3 NOTICES. All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt), (b) sent by telecopier (with written confirmation of receipt), or (c) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses and telecopier numbers set forth below (or to such other addresses and telecopier numbers as a party may designate by notice to the other parties):

          SHAREHOLDERS:

               Mr. M. Russ Robinson
               U.S. Zinc Corporation
               6020 Navigation St.
               Houston, TX 77001

               Facsimile No.: (713) 923-1783

          BUYER:

               Mr. Don V. Ingram
               IMCO Recycling Inc.
               5215 North O'Connor Blvd.
               Irving, Texas 75039

               Facsimile No.: (972) 401-7342

     8.4 JURISDICTION; SERVICE OF PROCESS. Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement may be brought against any of the parties in the courts of the State of Texas, County of Harris, or, if it has or can acquire jurisdiction, in the United States District Court for the Southern District of Texas, and each of the parties consents to the jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein. Process in any action or proceeding referred to in the preceding sentence may be served on any party anywhere in the world.

     8.5 FURTHER ASSURANCES. The parties agree (a) to furnish upon request to each other such further information, (b) to execute and deliver to each other such other documents, and (c) to do such other acts and things, all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement and the documents referred to in this Agreement.

     8.6 WAIVER. Neither the failure nor any delay by any party in exercising any right, power, or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement or the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and
(c) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

     8.7 ENTIRE AGREEMENT AND MODIFICATION. Except as otherwise provided herein, this Agreement supersedes all prior agreements between the parties with respect to its subject matter (including the Letter of Intent) and constitutes (along with the documents referred to in this Agreement) a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter. This Agreement may not be amended except by a written agreement executed by each of the parties hereto.

     8.8 ASSIGNMENTS, SUCCESSORS, AND NO THIRD-PARTY RIGHTS. No party may assign any of its rights under this Agreement without the prior consent of the other parties, which will not be unreasonably withheld, except that Buyer may assign any of its rights under this Agreement to any Subsidiary of Buyer. Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon, and inure to the benefit of the successors and permitted assigns of the parties. Nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties to this Agreement any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement. This Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the parties to this Agreement and their successors and assigns.

     8.9 SEVERABILITY. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

     8.10 SECTION HEADINGS, CONSTRUCTION. The headings of Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to "Section" or "Sections" refer to the corresponding Section or Sections of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the word "including" does not limit the preceding words or terms.

     8.11 TIME OF ESSENCE. With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

     8.12 GOVERNING LAW. This Agreement will be governed by the laws of the State of Texas without regard to conflicts of laws principles.

     8.13 COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

     8.14 ACKNOWLEDGMENT. Buyer acknowledges that any and all sums in respect of proceeds resulting from payments made by insurers, and recoveries under or settlement of amounts in dispute, with respect to those certain liabilities and umbrella excess insurance policies listed in Part 8.14 to the Disclosure Letter for policy periods commencing January 1, 1963 and extending to and including February 1, 1988, shall be the property of Gulf Metals Industries, Inc., a Delaware corporation.

                           [Signature page follows]

     IN WITNESS WHEREOF, the parties have executed and delivered this Agreement effective as of the date first written above.

                              BUYER:


                              IMCO RECYCLING INC.


                              /s/ PAUL V. DUFOUR
                              --------------------------------------------------
                              PAUL V. DUFOUR, Executive Vice President and
                              Chief Financial Officer



                              SHAREHOLDERS:


                              /s/ M. RUSS ROBINSON
                              --------------------------------------------------
                              M. RUSS ROBINSON



                              /s/ HOWARD ROBINSON
                              --------------------------------------------------
                              HOWARD ROBINSON



                              /s/ MINDY ROBINSON BROWN
                              --------------------------------------------------
                              MINDY ROBINSON BROWN



                              THE MINNETTE AND JEROME ROBINSON COMMUNITY
                              PROPERTY TRUST

                              By:   /s/ JEROME ROBINSON
                                 -----------------------------------------------
                                    Jerome Robinson, Co-Trustee

                              By:   /s/ MINNETTE ROBINSON
                                 -----------------------------------------------
                                    Minnette Robinson, Co-Trustee

                                    KANALY TRUST COMPANY, Co-Trustee (in its fiduciary capacity as Co-Trustee and not otherwise)

                                    By: /s/ JOAN L. ROMANS
                                       -----------------------------------------
                                       Joan L. Romans,  Sr. Vice President and
                                       Trust Officer


                               THE MINNETTE AND JEROME ROBINSON FOUNDATION

                               By: /s/ DVOSHA G. ROSCOE
                                  ----------------------------------------------
                                    Dvosha G. Roscoe, Vice President



                              THE MINNETTE AND JEROME ROBINSON CHARITABLE
                              REMAINDER TRUST

                                    KANALY TRUST COMPANY, Trustee (in its
                                    fiduciary capacity as sole Trustee and
                                    not otherwise)

                                    By: /s/ JOAN L. ROMANS
                                       -----------------------------------------
                                       Joan L. Romans, Sr. Vice President and
                                       Trust Officer

                                  SCHEDULE A
                OWNERSHIP OF U.S. ZINC SHARES PRIOR TO CLOSING
                ----------------------------------------------


Name                                                      Shares     Percentage
----                                                      ------     ----------

M. Russ Robinson                                            500          25%

Howard Robinson                                             500          25%

Mindy Robinson Brown                                        500          25%

The Minnette & Jerome Robinson                              420          21%
 Community Property Trust

The Minnette & Jerome Robinson                               40           2%
 Foundation

The Minnette & Jerome Robinson                               40           2%
 Charitable Remainder Trust                                ----         ---

    Total number of Shares Outstanding                     2000         100%
                                                           ====         ===